                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-67107



                                 650,000 SHARES

                                  COMMON STOCK

                           HEARTLAND BANCSHARES, INC.

                           A BANK HOLDING COMPANY FOR

                   HEARTLAND NATIONAL BANK, SEBRING, FLORIDA

                            A PROPOSED NATIONAL BANK


        Heartland Bancshares is conducting this initial public offering of shares of its common stock to raise capital to form Heartland National Bank, a proposed national bank. Heartland Bancshares is offering a minimum of 620,000 shares and a maximum of 650,000 shares at a price of $10.00 per share. Investors must purchase a minimum of 500 shares and are limited to purchasing a maximum of 50,000 shares. The shares will be marketed by a few of our directors and executive officers. Although these individuals will use their best efforts to market and sell the shares, there is no guarantee that the required minimum number of shares will be sold. The directors and executive officers will not receive any commissions for these sales.

        We will deposit all subscription funds in an interest-bearing escrow account with an escrow agent, SunTrust Bank, Central Florida, N.A. until we have received subscriptions for 620,000 shares. If we do not receive subscriptions for 620,000 shares by June 5, 1999, we will terminate the offering and promptly return all subscription funds to subscribers, with any interest earned on the funds. We may, however, at our option, extend the offering until January 31, 2000, without giving notice to investors. We reserve the right to reject all or part of any subscription for any reason.

        At this time, we do not intend to list our common stock on a national securities exchange or the Nasdaq Stock Market.


        INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.


                                                                   Per Share               Minimum              Maximum
                                                                   ---------               -------              -------

Price to Public.............................................         $10.00              $6,200,000           $6,500,000

Proceeds to Heartland Bancshares............................         $10.00              $6,200,000           $6,500,000

- NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.



              The date of this Prospectus is February 5, 1999.

                               PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

                                  THE COMPANY

        We formed Heartland Bancshares to operate as a bank holding company and as the sole shareholder of Heartland National Bank, a proposed national bank. Heartland Bancshares will primarily use the proceeds of this offering to purchase all of the common stock of Heartland Bank. Heartland Bank will be a community bank emphasizing prompt, personalized customer service to the individuals and small to medium-sized businesses located in Highlands County, Florida. We anticipate that we will receive all necessary regulatory approvals and be able to commence operations of Heartland Bank in August of 1999. Heartland Bancshares and Heartland Bank will operate out of their main office in Sebring, Florida and will also establish a branch office in Lake Placid, Florida. Our temporary mailing address is 325 Central Avenue, Lake Placid, Florida 33852, and our temporary telephone number is (941) 465-0472.


                                  THE OFFERING

Common Stock Offered................            650,000 shares.  To complete the offering, we must sell a
                                                minimum of 620,000 shares.  Investors must purchase a
                                                minimum of 500 shares to participate in the offering and may purchase a maximum of 50,000 shares in the offering.
                                                However, we reserve the right to waive these minimum and
                                                maximum subscription amounts.  See "Terms of the
                                                Offering," beginning on page 9.
Common Stock to be Outstanding
after this Offering.................            Minimum - 634,500 shares
                                                Maximum - 664,500 shares
Price to Public.....................            $10.00 per share



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

Offering Conditions.................            We must satisfy the following conditions to complete this
                                                offering:

                                                -    we must deposit at least $6,200,000  in an escrow
                                                     account with SunTrust Bank

                                                -    the Federal Reserve Board must approve Heartland
                                                     Bancshares' application to become a bank holding
                                                     company

                                                -    the Federal Deposit Insurance Corporation must approve
                                                     Heartland Bank's application for deposit insurance

                                                -    we must not have canceled this offering prior to the
                                                     time funds are withdrawn from the subscription escrow
                                                     account

Escrow Arrangements.....................        Until we have satisfied all of the offering conditions, we will place all subscription funds in a subscription escrow account with SunTrust Bank.  SunTrust Bank may invest subscription funds in short-term investments upon instruction by the
                                                President of Heartland Bancshares.  If we have not satisfied the offering conditions by June 5, 1999, we will return to the subscribers all subscription funds placed in the
                                                subscription escrow account, along with  any interest earned on the funds.

                                                Once we have satisfied all of the offering conditions, SunTrust
                                                Bank will release all funds to Heartland Bancshares.  Any funds
                                                Heartland Bancshares receives after this time will not be placed in escrow, but rather will be immediately available for use by
                                                Heartland Bancshares. At this point, all subscribers face the risk of loss of a portion of their subscription funds regardless of whether Heartland Bancshares and Heartland Bank receive final regulatory approvals. See "Terms of The Offering -- Escrow of
                                                Subscription Funds" on page 10.

Plan of Distribution....................        The shares of common stock will be marketed by a few of
                                                our directors and executive officers.  Although these
                                                individuals will use their best efforts to market and sell the common stock, there is no guarantee that the required
                                                minimum number of shares will be sold.  The directors and
                                                executive officers will not receive any commissions for these sales.  If we have not satisfied the offering conditions by
                                                June 5, 1999, we may engage an underwriter to sell the shares and the underwriter would receive a commission on such sales not to exceed 10%.  See "Terms of The Offering-- Plan of
                                                Distribution" on page 12.



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

Use of Proceeds.........................        We will use the proceeds of the offering:


                                                -     to purchase all of the issued and outstanding capital stock of Heartland Bank

                                                -     to provide working capital for Heartland Bank to commence
                                                      its business operations (including officers' and employees'
                                                      salaries and construction of Heartland Bancshares' permanent office facilities)

                                                -     to pay expenses in connection with the formation of Heartland
                                                      Bancshares, the organization of Heartland Bank, and this
                                                      securities offering

                                                -     for other general corporate purposes

                                                See "Use of Proceeds," beginning on page 14.



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

                                  RISK FACTORS

        An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

IF WE FAIL TO RECEIVE NECESSARY REGULATORY APPROVALS, YOU COULD LOSE A PORTION OF YOUR INVESTMENT.

        If you invest in our common stock and we break escrow and incur start-up expenses, but we fail to receive final regulatory approval, we would seek to dissolve and liquidate Heartland Bancshares. Upon liquidation, we would return to subscribers all subscription funds with any interest earned on the funds, less all expenses we incurred by Heartland Bancshares. See "Terms of the Offering -- Failure of Bank to Commence Operations" on page 11.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE
SUCCESS.

        Heartland Bank, which initially will be the sole subsidiary of Heartland Bancshares, is in organization and neither Heartland Bank nor Heartland Bancshares has any operating history on which to base any estimate of future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company which does have a history of operations. In addition, the success of our operations must be considered in light of the expenses, complications, and delays frequently encountered in connection with the development of a new bank. Because of our lack of operating history, you do not have access to the type and amount of information that would be available to a purchaser of the securities of a financial institution with an operating history.

WE WILL INCUR SUBSTANTIAL START-UP EXPENSES AND WE DO NOT EXPECT TO BE PROFITABLE FOR SEVERAL YEARS.

        Initially, Heartland Bancshares will merely act as the sole shareholder of Heartland Bank. Thus, the profitability of Heartland Bancshares will be dependent upon the successful operation of Heartland Bank. Typically, new banks are not profitable in the first year of operation and sometimes are not profitable for several years. Heartland Bank will incur substantial expenses in establishing itself as a going concern, and we can offer no assurance that Heartland Bank will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry.

WE WILL BE COMPETING IN HIGHLANDS COUNTY WITH MANY OTHER, LARGER FINANCIAL INSTITUTIONS.

        Heartland Bank will be a full service community bank in Highlands County, Florida. Competition among financial institutions in Highlands County is intense, and we will compete with other state and national banks, savings and loan associations, consumer finance companies, credit unions, money market mutual funds, and other financial institutions which have far greater financial resources than those available to us. Approximately seven financial institutions with a total of 27 branches are currently located in Highlands County. Our relatively small size may impact our ability to compete effectively with these larger institutions in offering financial services. In addition, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 has further increased competition by eliminating interstate branching barriers for certain financial institutions, making it easier for out-of-state financial institutions to more easily access the market served by Heartland Bank. If we are unable to successfully compete for deposit, loan and other banking customers effectively, this inability would have an adverse effect on our



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
potential for growth and profitability. See "Business of Heartland Bank -- Market Area and Competition" on page 19.

OUR SUCCESS WILL BE DEPENDENT UPON THE HIGHLANDS COUNTY ECONOMY.

        Our success will depend significantly upon general economic conditions in Highlands County. A prolonged economic dislocation or recession affecting Highlands County could cause Heartland Bank's non-performing assets to increase, causing operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters such as hurricanes, floods or tornadoes, or a prolonged downturn in various industries upon which the economy of Highlands County depends.

IF OUR PROPOSED CEO, JAMES CLINARD, WERE TO BECOME UNAVAILABLE, IT COULD DELAY OR PREVENT OUR OPENING FOR BUSINESS.

        Regulatory approval to establish and operate a national bank partially depends upon the approval by the bank's primary regulator, the Office of the Comptroller of the Currency, or "OCC," of the bank's proposed chief executive officer. Generally, the chief executive officer of a start-up financial institution is considered vital to the potential success of the new institution. In our charter application to the OCC, we proposed James C. Clinard as Heartland Bank's chief executive officer. If Mr. Clinard were to become unavailable for any reason, final regulatory approval to commence banking operations would be delayed until the OCC approved a suitable replacement. It is possible that we would not be able to find a suitable replacement for Mr. Clinard. See "Management," beginning on page 31.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS.

        Our results of operations, and the results of most other banks and bank holding companies, will be significantly affected by changes in market interest rates. Our profitability will depend substantially on our net interest income, which is the difference between the interest income earned on our interest-bearing assets, such as loans, and the interest paid on our interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could have a material effect on our earnings. As we do not expect to commence operations until August 1999, it is difficult to predict whether rising or falling interest rates would have a greater adverse effect on our operations. See "Business of Heartland Bank -- Asset/Liability Management" on page 23.

OUR LOW LENDING LIMIT MAY LIMIT OUR GROWTH.

        At least during our first years of operation, our legally mandated lending limit will be lower than that of many of our competitors because during this period we will have less capital than many of our competitors. Initially, we will have a legal lending limit for unsecured loans of up to $900,000 to any one borrower. This relatively low lending limit may discourage potential borrowers who have greater lending needs, which may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed.



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
POTENTIAL ADVERSE EFFECT OF GOVERNMENT REGULATION.

        Both Heartland Bancshares and Heartland Bank will operate in a highly regulated environment and will be subject to supervision and examination by several regulatory agencies. As a bank holding company, Heartland Bancshares will be subject to regulation and supervision by the Federal Reserve Board. As a national bank, Heartland Bank will be subject to regulation and supervision primarily by the OCC and, to a lesser extent, by the FDIC. Both Heartland Bancshares and Heartland Bank will be subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. In particular, legislation and regulations deregulating the banking industry and allowing interstate expansion of financial services firms could adversely affect our business along with that of the entire banking industry. See "Supervision and Regulation," beginning on page 26.

THE OPERATION OF HEARTLAND BANK MAY IN THE FUTURE REQUIRE MORE CAPITAL THAN WE WILL RAISE IN THIS OFFERING.

        We intend to capitalize Heartland Bank at $6,000,000, regardless of whether the minimum or maximum number of shares of common stock of Heartland Bancshares are sold. Any funds in addition to the $6,000,000 capitalization will be reserved for the growth of Heartland Bank in compliance with OCC regulations. Although we anticipate that the minimum amount of capital to be raised by this offering (i.e., $6,000,000) will be sufficient to support Heartland Bank's immediate capital needs, we may in the future need to obtain additional capital to comply with regulatory capital requirements. We can give no assurance that we will be able to access the capital markets in the future in order to obtain additional capital. See "Supervision and Regulation," beginning on page 26.

INVESTING IN THIS OFFERING WILL NOT GIVE YOU THE RIGHT TO PARTICIPATE IN ANY FUTURE OFFERINGS OF OUR CAPITAL STOCK.

        As a shareholder of Heartland Bancshares, you will not have preemptive rights with respect to the issuance of additional shares of common stock or the issuance of any other class of stock, which means that if we decide to issue additional shares of stock, you will not automatically be entitled to purchase additional shares to maintain your percentage ownership in the company. In addition, if we decide to, and are able to, sell additional shares in the future, it is possible that those shares would be issued on terms more favorable than the terms of this offering.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

        Since the size of the offering is relatively small, it is unlikely that an active and liquid trading market will develop and be maintained. You should only invest in the common stock if you have a long-term investment intent. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all. At this time, we do not intend to list the common stock on any national securities exchange or on the Nasdaq Stock Market.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR AT LEAST SEVERAL
YEARS.

        We intend to retain our future earnings, if any, to enhance Heartland Bank's capital structure or to defray its operating costs. Dividend distributions of national banks are restricted by statute and regulation. Our future dividend policy will depend on the earnings, capital requirements, financial



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

conditions and other factors considered relevant by our board of directors. See "Dividend Policy" on page 17.

THE OFFERING PRICE WAS ARBITRARILY SET BY THE ORGANIZERS AND MAY NOT ACCURATELY REFLECT THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

        There is no established market for our common stock, nor was there an established market prior to this offering. The offering price was arbitrarily determined by the organizers, and does not bear any relationship to Heartland Bancshares' assets, book value, net worth, or any other recognized criteria of value. In determining the offering price of the common stock, the organizers considered the OCC bank capital requirements and general market conditions for the sale of securities.

THE ORGANIZERS AS A GROUP WILL BE ABLE TO EXERCISE GREATER CONTROL OVER HEARTLAND BANCSHARES' MANAGEMENT AND AFFAIRS THAN WILL ANY INDIVIDUAL INVESTOR.

        Upon completion of the offering, the organizers will own 145,000 shares, which will equal 22.9% of the 634,500 shares to be outstanding upon completion of the minimum offering. The maximum number of shares that may be purchased by a single investor is 50,000 shares, or 7.9%, although we reserve the right to waive this maximum. See "Management," beginning on page 31.

OUR ARTICLES OF INCORPORATION CONTAIN PROVISIONS WHICH COULD SERVE TO DETER OR PREVENT TAKE-OVER ATTEMPTS BY A POTENTIAL PURCHASER OF SHARES OF OUR COMMON STOCK WHO WOULD BE WILLING TO PAY A PREMIUM OVER THE MARKET PRICE.

        The Articles of Incorporation of Heartland Bancshares contain provisions which give the board of directors the ability to deter or prevent a merger with, or a sale of control to, a third party, even if the owners of a majority of the common stock were to favor of such a transaction. Our Articles of Incorporation authorize the board of directors to issue a series of preferred stock without shareholder action. The issuance of preferred stock by Heartland Bancshares could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in Heartland Bancshares, and could adversely affect the voting power or other rights of holders of the common stock. In addition, the Articles of Incorporation establish a classified board of directors, which means that only one-third of the members of our board of directors is elected each year and each director serves for a term of three years. These provisions make it difficult for a third party to achieve a change in control of Heartland Bancshares through the acquisition of a large block of our common stock without approval of the board of directors. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. See "Description of Capital Stock -- Anti-Takeover Provisions" on page 37.

WE INTEND TO GRANT STOCK OPTIONS TO THE ORGANIZERS AND SOME OF OUR EMPLOYEES WHICH, IF EXERCISED, WOULD REDUCE YOUR PERCENTAGE OWNERSHIP IN HEARTLAND BANCSHARES.

        We intend to establish an incentive stock option plan which will allow us to grant stock options to employees who are making significant contributions to our business. Upon completion of the offering, the President of Heartland Bank, James C. Clinard, will receive options to purchase 15,000 shares of common stock which will become exercisable over a period of four years. In addition, each organizer will receive options to purchase 5,000 shares of common stock at an exercise price of $10.00 per share. The exercise of options under the incentive stock option plan or the directors' stock option plan would dilute your ownership interest in Heartland Bancshares. For example, prior to the exercise of any options, the organizers will own approximately 22.9% of the shares outstanding after the minimum offering. Assuming all of the options were exercised, the organizers would own approximately 29.5% of the outstanding shares. See "Management--Stock Option Plans" on page 34.

IT IS POSSIBLE THAT EITHER OUR COMPUTER SYSTEMS, OR THOSE OF OUR DATA PROCESSING VENDOR OR LOAN CUSTOMERS, WILL FAIL TO OPERATE PROPERLY BEGINNING JANUARY 1, 2000.

        As the year 2000 approaches, an important business issue has emerged regarding existing application software programs and operating systems. Many existing application software products were designed to accommodate a two-digit year. For example, "98" is stored on the system to represent 1998. As a result, any computer programs or equipment that are date dependent may, for example, recognize a date stored as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing a significant disruption of operations. We will utilize a third party vendor to provide primary banking applications for Heartland Bank, including its core processing systems. If we, our data processing vendor, or our loan customers do not successfully and timely achieve Year 2000 compliance, our business, future prospects, financial condition or results of operations could be materially adversely affected. See "Business of Heartland Bank--Year 2000" beginning at page 24.

WE MAY FAIL TO ACHIEVE THE MINIMUM OFFERING, IN WHICH CASE YOUR SUBSCRIPTION WOULD BE RETURNED TO YOU UPON THE EXPIRATION OF THE OFFERING.

        There is no underwriter involved in this offering. Sales will be solicited by a few of our officers and directors. Accordingly, there can be no assurance that the required minimum of 620,000 shares will be sold. See "Terms of The Offering," beginning on page 9.

        This prospectus contains forward-looking statements. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those described in any forward-looking statement.

                           HEARTLAND BANCSHARES, INC.
        Heartland Bancshares was incorporated under the laws of the State of Florida on August 3, 1998, to operate as a bank holding company pursuant to the federal Bank Holding Company Act of 1956. Heartland Bancshares will use the proceeds of this offering to purchase all of the authorized capital stock of Heartland Bank, which will conduct a general banking business in Highlands County, Florida. All of the organizers reside in Highlands County, except for Mr. Grigsby who resides in Okeechobee County, Florida. All of the organizers will serve on the initial Board of Directors of both Heartland Bancshares and Heartland Bank. See "Organizers and Principal Shareholders." See "Management."

        In order to become a bank holding company, Heartland Bancshares will file an application with the Federal Reserve Board. Upon obtaining regulatory approval, Heartland Bancshares will be a registered bank holding company subject to regulation by the Federal Reserve Board. See "Supervision and Regulation."

        The principal offices of Heartland Bancshares and Heartland Bank will be located at 320 U.S. Highway 27 North, Sebring, Florida 33870. Heartland Bank will also operate a branch office which will be located at 600 U.S. Highway 27 North, Lake Placid, Florida 33852. Heartland Bancshares has purchased the land located in Sebring and has entered into a contract to purchase the land located in Lake Placid. Construction on the two offices is expected to begin in February of 1999, and it is anticipated that Heartland Bank will commence operations in August of 1999, or as soon thereafter as practicable. See "Business of Heartland Bancshares -- Premises." The mailing address of Heartland Bancshares' present temporary office is Heartland Bancshares, Inc., 325 Central Avenue, Lake Placid, Florida 33852 and its temporary telephone number is (941) 465-0472.

                             TERMS OF THE OFFERING

GENERAL

        Heartland Bancshares is offering 650,000 shares of its common stock for cash at a price of $10.00 per share. Investors must purchase a minimum of 500 shares and may purchase a maximum of 50,000 shares, or 7.7% of the total number of shares being offered. The minimum and maximum subscription amounts may be waived by Heartland Bancshares in its sole discretion. The purchase price shall be paid in full upon execution and delivery of a subscription agreement. All subscriptions tendered by investors are subject to acceptance by the Board of Directors of Heartland Bancshares, and Heartland Bancshares reserves the absolute and unqualified right to reject or reduce any subscription for any reason prior to acceptance. Subscriptions which are rejected by Heartland Bancshares will be returned to the subscriber without interest. Investors whose subscription is reduced by Heartland Bancshares may withdraw their subscription within ten days after being notified of such reduction by Heartland Bancshares. Heartland Bancshares reserves the right to cancel this offering at any time prior to the time it withdraws funds from the subscription escrow account, for any reason whatsoever.

        Prior to this offering there has been no established public market for the shares of the common stock and there can be no assurance that an established market for such stock will develop. The offering price has been arbitrarily determined and is not a reflection of Heartland Bancshares' book value, net worth or any other such recognized criteria of value. In determining the offering price of the common stock, the capital requirements imposed by the OCC and general market conditions for the sale of such securities were considered. There can be no assurance that, if a market should develop for the common stock, the post-offering market price will equal or exceed the offering price.



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

CONDITIONS OF THE OFFERING
        This offering will expire at 5:00 p.m. Eastern Time, on June 5, 1999 (90 days from the date of this prospectus), unless such date is extended by Heartland Bancshares. The expiration date of the offering may be extended by Heartland Bancshares without notice to subscribers for up to three consecutive 90-day periods, or not later than January 31, 2000. The offering is expressly conditioned upon fulfillment of the following conditions on or prior to the expiration date, as extended. The offering conditions, which may not be waived, are as follows:

        - at least $6,200,000 must be deposited with the escrow agent in the subscription escrow account;

        - Heartland Bancshares must receive approval from the Federal Reserve Board of its application to become a bank holding company;

        - the proposed Bank must receive approval of its application for deposit insurance from the FDIC; and

        - Heartland Bancshares must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account.

ESCROW OF SUBSCRIPTION FUNDS

        Until the offering conditions above have been met, all subscription funds and documents tendered by investors will be placed in an escrow account with SunTrust Bank, Central Florida, N.A. Pursuant to the terms of the escrow agreement (a copy of which is attached to this prospectus as Appendix A), if all of the offering conditions are met, Heartland Bancshares may certify such fact to the escrow agent and the escrow agent will release all subscription funds, and any profits thereon, to Heartland Bancshares. Subscription funds are not insured by the FDIC or any other governmental agency.

        Pending disposition of the subscription escrow account under the escrow agreement, the escrow agent is authorized, upon instructions to be given by the President of Heartland Bank, to invest subscription funds in investments of the United States Government and United States Government- backed securities. Heartland Bancshares will invest the subscription funds and any additional funds obtained after breaking escrow and prior to the time that Heartland Bancshares infuses capital into Heartland Bank in a similar manner. The offering proceeds will be used to purchase capital stock of Heartland Bank and to repay expenses incurred in the organization of Heartland Bancshares and Heartland Bank. See "Use of Proceeds."

        In the event the offering conditions are not met by the expiration date, as extended, the escrow agent shall promptly return to the subscribers their subscription funds, together with their allocated share of profits, if any, earned on the investment of the subscription escrow account. Each subscriber's proportionate share of subscription escrow account earnings will be that fraction

        - the numerator of which is the dollar amount of such subscriber's tendered subscription multiplied by the number of days between the date of acceptance of the investor's subscription and the date of the termination of the offering, inclusive (the subscriber's "Time Subscription Factor"), and

        - the denominator of which is the aggregate Time Subscription Factors of all investors depositing subscription funds in the subscription escrow account.

If the offering conditions are not satisfied, the expenses incurred by Heartland Bancshares will be borne by the organizers and not by the subscribers.

        NO ASSURANCE CAN BE GIVEN THAT SUBSCRIPTION FUNDS CAN OR WILL BE INVESTED AT THE HIGHEST RATE OF RETURN AVAILABLE OR THAT ANY PROFITS WILL BE REALIZED FROM THE INVESTMENT OF SUBSCRIPTION FUNDS.

        If all offering conditions are satisfied, and Heartland Bancshares withdraws the subscription funds from the subscription escrow account, all profits and earnings on such account shall belong to Heartland Bancshares.

        SunTrust Bank, Central Florida, N.A., by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of securities of Heartland Bancshares by any person.

FAILURE OF BANK TO COMMENCE OPERATIONS

        The OCC requires that a new national bank open for business (i.e., obtain a charter) within 18 months after receipt of preliminary approval from the OCC. The organizers received preliminary approval to charter Heartland Bank on January 27, 1999. The organizers anticipate that Heartland Bank will open for business in August of 1999. Because final approval of Heartland Bank's charter is conditioned on Heartland Bancshares' raising $6,200,000 of funds to capitalize Heartland Bank, Heartland Bancshares expects to issue the shares of common stock before it has obtained all final regulatory approvals for Heartland Bank. If Heartland Bancshares issues the shares of common stock and the OCC does not grant Heartland Bank final regulatory approval to commence banking operations within 18 months after Heartland Bank received preliminary approval from the OCC, Heartland Bancshares will solicit shareholder approval for its dissolution and liquidation, in which event Heartland Bancshares will promptly return to subscribers all subscription funds and interest earned thereon, less all expenses incurred by Heartland Bancshares, including the expenses of the offering and the organizational and pre-opening expenses of Heartland Bancshares and Heartland Bank. Therefore, if Heartland Bancshares and Heartland Bank do not receive final regulatory approvals, subscribers whose funds were originally placed in escrow and subscribers whose funds were immediately available to Heartland Bancshares face the risk of loss of a portion of their subscription funds. It is possible that this return may be further reduced by amounts paid to satisfy claims of creditors, as discussed in the following paragraph.

        Once Heartland Bancshares issues the shares of common stock offered hereby, the offering proceeds may be considered part of general corporate funds and thus may be subject to the claims of creditors of Heartland Bancshares, including claims against Heartland Bancshares that may arise out of actions of Heartland Bancshares' officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering prior to Heartland Bank's commencement of banking operations. If such an attachment occurred and it became necessary to pay the subscription funds to shareholders because of failure to obtain all necessary regulatory approvals, the payment process might be delayed, and if it became necessary to pay creditors from the subscription funds, the payment to shareholders might be further reduced.

PURCHASES BY ORGANIZERS OF HEARTLAND BANCSHARES

        Upon completion of the offering, the organizers will own 145,000 shares of Heartland Bancshares' common stock, or 22.9% of the 634,500 shares to be outstanding upon completion of the minimum offering. The organizers have represented to Heartland Bancshares that any purchases will be made for investment purposes only and not with a view to resell such shares. See "Management."

PLAN OF DISTRIBUTION

        Heartland Bancshares may cancel this offering for any reason at any time prior to the release of subscription funds from the subscription escrow account, and accepted subscriptions are subject to cancellation in the event that Heartland Bancshares elects to cancel the offering in its entirety. If the offering conditions have not been satisfied by the expiration date of the offering, this offering will be terminated and subscription funds promptly returned to the subscribers, together with their allocated share of profits, if any, earned on the investment of the subscription escrow account as described above. See "Terms of the Offering -- Escrow of Subscription Funds."

        Shares of the common stock of Heartland Bancshares will be marketed on a best-efforts, 620,000 share minimum basis exclusively through a few of the directors and executive officers of Heartland Bancshares, none of whom will receive any commissions or other form of remuneration based on the sale of the shares. However, if the offering conditions have not been satisfied by June 5, 1999, Heartland Bancshares may engage an underwriter to sell the shares on a best-efforts basis and such underwriter would receive a commission based upon such sales. It is anticipated that commissions paid to such underwriter, if retained, will not exceed 10% of the $10.00 per share sales price and that other expenses of such underwriting will not exceed an aggregate of $50,000. If the offering conditions have not been satisfied by the expiration date, this offering will be terminated and subscription funds promptly returned to the subscribers, together with their allocated share of profits, if any, earned on the investment of the subscription escrow account as described above. See "Terms of the Offering -- Escrow of Subscription Funds."

        Subscriptions to purchase shares of common stock can be made by completing the subscription agreement attached to this prospectus and delivering the same to Heartland Bancshares at Heartland Bancshares, Inc., 325 Central Avenue, Lake Placid, Florida 33852 or mailing the same in the enclosed self-addressed, stamped envelope. Full payment of the purchase price must accompany the subscription. Unless otherwise agreed by Heartland Bancshares, all subscription amounts must be paid in United States currency by check, bank draft or money order payable to "SunTrust Bank, Central Florida, N.A., Escrow Agent for Heartland Bancshares, Inc." Failure to pay the full subscription price shall entitle Heartland Bancshares to disregard the subscription.

        No subscription agreement is binding until accepted by Heartland Bancshares. Heartland Bancshares may refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. As soon as practicable, but no more than ten business days after receipt of a subscription, Heartland Bancshares will accept or reject such subscription. Subscriptions not rejected by Heartland Bancshares within this ten day period shall be deemed accepted. If Heartland Bancshares refuses to accept all or part of a subscription, a refund, without interest, of the payment for shares in excess of the number of shares allocated to the subscriber will be issued by mail to the subscriber within ten days of the date of the rejection.

        After a subscription is accepted and proper payment received, Heartland Bancshares will not cancel such subscription unless all accepted subscriptions are canceled. Once a subscription is accepted by Heartland Bancshares, it cannot be withdrawn by the subscriber. A subscription will be accepted in writing by Heartland Bancshares in the Form of Acceptance attached to this prospectus.

        Certificates representing shares of common stock of Heartland Bancshares, duly authorized and fully paid, will be issued as soon as practicable after subscription funds are released to Heartland Bancshares from the subscription escrow account.

                                 USE OF PROCEEDS

         The gross proceeds from the sale of shares of common stock offered by Heartland Bancshares are estimated to be $6,200,000 assuming the sale of a minimum of 620,000 shares, and $6,500,000 assuming the sale of a maximum of 650,000 shares. The estimated expenses of this offering are as follows:

         Registration fees, including state securities
             registrations fees and expenses .........      $    2,307

         Legal fees and expenses .....................          18,000

         Accounting fees and expenses ................           1,500

         Printing and engraving expenses .............           5,000

         Advertising .................................           3,500

         Mailing and distribution ....................           5,000

         Miscellaneous ...............................           6,000
                                                            ----------

              Total expenses .........................      $   41,307
                                                            ==========


               Net proceeds (minimum offering) .......      $6,158,693

               Net proceeds (maximum offering) .......      $6,458,693


         The net proceeds of this offering as well as any interest earned on the subscription funds will be used by Heartland Bancshares, after breaking escrow, primarily for the purchase all of the issued and outstanding capital stock of Heartland Bank. Heartland Bank will, in turn, use the funds as capital to commence its business operations (including officers' and employees' salaries and construction of Heartland Bank's permanent facilities) and to repay expenses incurred in the organization of Heartland Bancshares and Heartland Bank.

         As indicated in the charter application of Heartland Bank filed by Heartland Bancshares with the OCC, Heartland Bancshares intends to capitalize Heartland Bank at $6,000,000. Accordingly, any net proceeds of this offering in excess of $6,000,000 will be retained by Heartland Bancshares for growth of Heartland Bank in compliance with OCC regulations regarding the ratio that Heartland Bank's total assets may bear to its total capital. Although management of Heartland Bancshares anticipates that the proceeds of this offering will be sufficient to support Heartland Bank's immediate capital needs, if Heartland Bank experiences greater growth than anticipated it may require the infusion of capital in addition to the proceeds of this offering. In that event, management of Heartland Bancshares would seek to support such growth through debt financing; however, such financing might not be available, or, if available, might not be on terms acceptable to management.

         The following is a schedule of the estimated use by Heartland Bank of the proceeds from the sale of the common stock of Heartland Bancshares, including Heartland Bank's estimated operating expenses for its first 12 months of operation.

           Organizational and pre-opening expenses
               of Bank including salaries,
               legal and accounting fees(1).........................................      $  208,481 *

           Land purchase and construction of
               Sebring bank facility(2).............................................       1,175,000 *

           Land purchase and construction of
               Lake Placid bank facility(2).........................................         796,000 *

           Salaries and benefits(3).................................................         784,920 +

           Directors' fees..........................................................           7,200 +

           Occupancy expenses(4)
               (utilities, property insurance, etc.)................................         106,400 +

           General and administrative expenses,
               composed primarily of data processing,
               marketing and advertising, telephone
               and casualty and deposit insurance(4)................................         174,030 +

           Furniture, fixtures and equipment(5).....................................         461,865 *

           Investment portfolio(6)..................................................       2,286,104
                                                                                          ----------

                                                                                          $6,000,000
                                                                                          ==========

-----------------

* Represents expenses which will be incurred prior to commencement of operations of Heartland Bank.
+ Represents operating expenses which will be incurred during Heartland Bank's first 12 months of operations.
(1) These expenses will be incurred prior to the commencement of operations of Heartland Bank and are being funded from the proceeds of a line of credit Heartland Bancshares has obtained from SunTrust Bank, Central Florida, N.A.
(2) Costs for construction of Heartland Bank's offices are based on an architect's estimate. The land upon which the facility will be located will be purchased. The proceeds for the purchase of the land are being funded from a $2,000,000 line of credit obtained from SunTrust Bank, Central Florida. Construction on the offices is expected to begin in February of 1999, and to be completed in August of 1999. See "Business of Heartland Bank -- Premises."
(3) Salaries and benefits are based on management's estimates of the number and types of employees which will be required during the first 12 months of operations of Heartland Bank. It is presently anticipated that Heartland Bank will initially employ 19 individuals, including five officers.
(4) These expenses are based on the experiences of similar size banks in the region and on management's previous banking experience.
(5) Furniture and equipment cost is based on the organizers' estimates and upon information from suppliers of bank equipment of the costs required to furnish and equip Heartland Bancshares for the expected level of operations.
(6) Although the exact investments comprising Heartland Bank's investment portfolio has not been determined, it is currently anticipated that any remaining proceeds will be used to fund investments in loans, U.S. government and agency securities, and Federal Funds sold.

         The expenses described above are estimates only and assume Heartland Bancshares will commence operations in August of 1999, or as soon thereafter as practicable. Actual expenses may exceed these amounts. A portion of these expenses will be offset by revenues generated by Heartland Bancshares during its first year of operation.

                            PRO FORMA CAPITALIZATION

The following table sets forth the capitalization of Heartland Bancshares as of September 30, 1998, and as adjusted to give effect to the sale of a minimum of 620,000 shares and a maximum of 650,000 shares of common stock offered hereby, at an assumed public offering price of $10.00 per share.


                                                                       As Adjusted    As Adjusted
                                                                       for Minimum    for Maximum
                                                           Actual      Offering (A)   Offering (A)
                                                         -----------------------------------------
BORROWINGS:

Note Payable                                             $   72,875     $        -     $        -
                                                         ==========     ==========     ==========

SHAREHOLDERS' EQUITY:

Common Stock, $.10 par value, 10,000,000 shares
 authorized, 1,000 shares issued and outstanding -
 (621,000 shares at the minimum offering and 651,000
 shares at the maximum offering)                         $      100     $   62,100     $   65,100

Additional paid-in capital                                    9,900      6,147,900      6,444,900

Accumulated deficit during development stage                (40,215)       (40,215)       (40,215)
                                                         ----------     ----------     ----------

Total Shareholders' Equity                               $  (30,215)    $6,169,785     $6,469,785
                                                         ==========     ==========     ==========

Total Capitalization                                     $   42,660     $6,169,785     $6,469,785
                                                         ==========     ==========     ==========


(A) The pro forma cash received and allocation to the equity accounts are as follows:


                                                                    Minimum         Maximum
                                                                    -------         -------
Cash received (excluding offering costs) at $10.00 per share      $6,200,000      $6,500,000
                                                                  ==========      ==========

Allocated as follows:
    Common stock at $.10 per share                                $   62,000      $   65,000
    Additional paid-in capital at $9.90 per share                  6,138,000       6,435,000
                                                                  ----------      ----------
          Total                                                   $6,200,000      $6,500,000
                                                                  ==========      ==========

                                 DIVIDEND POLICY

         As Heartland Bancshares and Heartland Bank are both start-up operations, the Board of Directors of Heartland Bancshares intends to reinvest earnings for such period of time as is necessary to ensure the success of the operations of Heartland Bancshares and Heartland Bank. There are no current plans to initiate payment of cash dividends, and future dividend policy will depend on Heartland Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of Heartland Bancshares.

         Heartland Bank will be restricted in its ability to pay dividends by the national banking laws and OCC regulations. Pursuant to 12 U.S.C. ss. 56, a national bank may not pay dividends from its capital. In addition, no dividends may be made in an amount greater than a national bank's undivided profits, subject to other applicable provisions of law. Payments of dividends out of undivided profits is further limited by 12 U.S.C. ss. 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 1/10 of Heartland Bank's net income of the preceding two consecutive half year periods (in the case of an annual dividend). Pursuant to 12 U.S.C. ss. 60(b), the approval of the OCC is required if the total of all dividends declared by Heartland Bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         Heartland Bancshares is still in the development stage, and will remain in that stage until the offering of the common stock is complete. Heartland Bancshares initially funded its start-up and organization costs through capital contributions of the organizers in the amount of $10,000 and advances from the organizers in the amount of $40,000. Heartland Bancshares subsequently obtained a $300,000 line of credit from SunTrust Bank, Central Florida, N.A., a portion of the proceeds of which were used to repay, without interest, the $40,000 advanced by the organizers. In return for the $1,000 capital contribution made by each organizer, Heartland Bancshares has issued each organizer 100 shares of common stock. See "Use of Proceeds." Total organizational costs paid and accrued as of September 30, 1998 amounted to approximately $40,215. These costs include consultant fees, legal fees and regulatory application fees.

         Subscription funds during the offering contemplated herein will be placed in a subscription escrow account and invested in investments of the United States Government and United States Government-backed securities.

         In the opinion of Heartland Bancshares, the minimum net proceeds of $6,158,693 from the minimum offering will be adequate capital to support the growth of Heartland Bancshares for its first five years of operation and Heartland Bank for its first five years of operation. It is not anticipated that Heartland Bancshares will find it necessary to raise additional funds to meet expenditures required to operate the business of Heartland Bancshares and Heartland Bank over the next 12 months. All anticipated material expenditures for such period have been identified and provided for out of the proceeds of this offering. See "Use of Proceeds."

         The plan of operations for Heartland Bancshares and Heartland Bank is described in detail elsewhere in this prospectus. See "Business of Heartland Bancshares" and "Business of Heartland Bank."

RECENT DEVELOPMENTS

         Heartland Bancshares has continued with its organizational activities since September 30, 1998. Since that date, it has expended approximately $650,000, all of which was funded under its two lines of credit. The $2,000,000 line of credit will be used for land acquisition in Sebring and Lake Placid, and for the construction of banking and branching facilities. The $300,000 line of credit will be used principally for the purpose of funding operational costs incurred during the organizational phase. Amounts outstanding under the lines of credit at December 31, 1998 were $626,025 and $111,850, respectively, while amounts remaining for future use are $1,373,975 and $188,150, respectively.

         Of the amount expended since September 30, 1998, approximately $596,000 was used to close the contract on the land for the Sebring site and for deposits towards other capital acquisitions; $16,000 was used to settle accounts payable at September 30; $3,100 was spent for offering costs, and $35,000 was spent on continuing organizational expenses incident to the formation of Heartland Bank.

         Expenditures of $35,000 for the period from September 30, 1998 through December 31, 1998 that were charged to expense consisted principally of the OCC application fee of $17,400, additional legal and professional costs of $10,650, and interest of $5,100 paid on the lines of credit.

         In addition, on January 15, 1999, in an effort to raise additional equity capital prior to the commencement of the offering, the organizers purchased 13,500 shares of common stock at a purchase price of $10.00 per share. These shares were issued without registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of the Securities Act.

                        BUSINESS OF HEARTLAND BANCSHARES

         Heartland Bancshares was incorporated under the laws of the State of Florida on August 3, 1998, for the purpose of organizing Heartland Bank and purchasing all of the outstanding capital stock of Heartland Bank. The organizers received approval from the OCC to charter Heartland Bank on January 27, 1999. Heartland Bancshares has been organized as a mechanism to enhance Heartland Bank's ability to serve its future customers' requirements for financial services. Heartland Bancshares will file an application with the Federal Reserve Board to become a bank holding company, which will provide flexibility for expansion of Heartland Bancshares' banking business through acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that Heartland Bank maintain a minimum ratio of capital to assets. In the event that Heartland Bank's growth is such that this minimum ratio is not maintained, Heartland Bancshares may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve Board, and contribute them to the capital of Heartland Bank and otherwise raise capital in a manner which is unavailable to Heartland Bank under existing banking regulations.

         Heartland Bancshares has no present plans to acquire any operating subsidiaries other than Heartland Bank; however, it is expected that Heartland Bancshares may make additional acquisitions in the event that Heartland Bank becomes profitable and such acquisitions are deemed to be in the best interests of Heartland Bancshares and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "Supervision and Regulation."

                           BUSINESS OF HEARTLAND BANK

GENERAL

         The organizers received preliminary approval from the OCC to charter Heartland Bank on January 27, 1999. The organizers expect the FDIC to approve Heartland Bank's application for deposit insurance on or around February 6, 1999.

         Heartland Bank anticipates that it will commence business operations in August of 1999. Heartland Bank plans to be a full service commercial bank, except that it will not have any trust powers. Heartland Bank will offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Heartland Bank will provide such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit, credit cards and automatic teller services.

         The philosophy of management of Heartland Bank with respect to its initial operations will emphasize prompt and responsive personal service to members of the business and professional community of Highlands County, Florida, in order to attract customers and acquire market share now controlled by other financial institutions in Heartland Bank's market area. Heartland Bank's prime location and range of banking services, as well as its emphasis on personal attention and service, prompt decision making and consistency in banking personnel, will be major tools in Heartland Bank's efforts to capture such market share. In addition, Heartland Bank's executive officers have substantial banking experience, which will be an asset in providing both products and services designed to meet the needs of Heartland Bank's customer base. All of the organizers are active members of the business community in and around the Highlands County area, and continued active community involvement will provide an opportunity to promote Heartland Bank and its products and services. The organizers intend to utilize target marketing and superior selling efforts in order to build a distinct institutional image for Heartland Bank and to capture a customer base.

MARKET AREA AND COMPETITION

         The primary service area for Heartland Bank will be all of Highlands County. Highlands County is located in the central part of Florida, approximately 100 miles from the east and west coasts. The county consists of three major communities, Sebring, Lake Placid and Avon Park. These communities are geographically located from the northern border of Highlands County to the south, a distance of approximately twelve miles apart. Each has its own municipal government, schools and identity.

         Highlands County represents a diverse market with a stable economy. Agriculture (citrus), health services and small retail service businesses are the major industries in the county. The county is also a major retirement community and continues to attract retirees due to the lower cost of living as compared to the coastal areas of Florida. Approximately 46% of the population of Highlands County is over the age of 55. According to the Bureau of Economic and Business Research of the University of Florida, the 1997 population for Highlands County was 79,536, representing an increase of 16.32% from 1990. The population is projected to increase to 107,295 by 2000.

         Heartland Bank proposes to operate two locations in Highlands County. One location will be in Sebring and the other in Lake Placid. These two cities represent the major business and retail activity for the county and Heartland Bank expects to generate over 95% of its business from these two cities. Heartland Bank will service the needs of the low to moderate income areas, while targeting households with $25,000 in annual income and businesses with up to $10 million in sales, including agriculture businesses, attorneys, physicians, and small retail and service businesses.

         Competition in Highlands County is intense. Total commercial bank and thrift deposits in Highlands County as of June of 1997 were $1,028,757 with an average annual growth rate for the preceding five years of 5.85%. The Highlands County market consists of seven commercial banks with 27 branches. The four regional holding company banks operating in Highlands County possess 88% of the market share in the county. Barnett Bank has historically held the dominant market share in the county with 34.9% market share as of June 1997. One locally owned independent bank also operates in Highlands County, and two independent banks each have one branch office in the county.

         Financial institutions primarily compete with one another for deposits. In turn, a bank's deposit base directly affects such bank's loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts and the designing of unique financial services products. Heartland Bank will be competing with financial institutions which have much greater financial resources than Heartland Bank, and which may be able to offer more and unique services and possibly better terms to their customers. However, the organizers believe that Heartland Bank will be able to attract sufficient deposits to enable it to compete effectively with other area financial institutions. The organizers believe that Heartland Bank will have the advantage of being locally owned and managed, enabling it to benefit from the high visibility and excellent business contacts of its organizers.

         Heartland Bank will be in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been invading the traditional banking markets. Due to the growth of Highlands County, it is anticipated that additional competition will continue from new entrants to the market.

DEPOSITS

         Heartland Bank will offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits will be residents, businesses and employees of businesses within Heartland Bank's market area, obtained through the personal solicitation of Heartland Bank's officers and directors, direct mail solicitation and advertisements published in the local media. Heartland Bank will pay competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, Heartland Bank will implement a service charge fee schedule competitive with other financial institutions in Heartland Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

LOAN PORTFOLIO

         Heartland Bank will engage in a full complement of lending activities, including commercial, consumer/installment (including credit cards) and real estate loans. Although management believes that commercial loans will be Heartland Bank's primary product (approximately 44.3% of Heartland Bank's loan portfolio), real estate and consumer/installment loans are expected to comprise significant portions of Heartland Bank's loan portfolio as well (32.2% and 23.5% respectively). While adjustable rates for Heartland Bank's real estate loans will be emphasized, fixed rates will also be employed. Initially, Heartland Bank will have a legal lending limit for unsecured loans of up to $900,000 to any one person. Management intends to originate loans and to participate with other banks with respect to loans which exceed Heartland Bank's lending limits. Management does not believe that loan participations will necessarily pose any greater risk of loss than loans which Heartland Bank originates. See "Supervision and Regulation."

         Lending will be directed principally towards individuals and businesses whose demands for funds fall within Heartland Bank's legal lending limits and which are potential deposit customers of Heartland Bank. Heartland Bank does not anticipate any foreign loans in Heartland Bank's loan portfolio. The following is a description of each of the major categories of loans anticipated in Heartland Bank's loan portfolio and the anticipated risks associated with each type of loan:

         Commercial and Industrial Loans

         Commercial lending will be directed principally towards businesses whose demands for funds fall within Heartland Bank's legal lending limits and which are potential deposit customers of Heartland Bank. This category of loans includes loans made to individual, partnership, or corporate borrowers, for a variety of business purposes. Particular emphasis will be placed on loans to small and medium-sized businesses and professionals. Risks of these types of loans depend on the general business conditions of the local economy and the local business borrower's ability to sell its products and services in order to generate sufficient business profits to repay Heartland Bank under the agreed upon terms and conditions. The value of the collateral held by Heartland Bank as a measure of safety against loss is most volatile in this loan category.

         Consumer Loans

         Heartland Bank's consumer loans will consist primarily of installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre-approved lines of credit, separate from and including credit cards. This category of loans will also include lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes including home improvements, education, and other personal expenditures. Loss or decline of income by the borrower due to layoffs, divorce or unexpected medical expenses represent unplanned occurrences that may represent risk of default to Heartland Bank. In the event of default, a shortfall in the value of the collateral may pose a loss to Heartland Bank in this loan category.

         Real Estate Loans

         Heartland Bank's real estate loans will consist of residential first and second mortgage loans, residential construction loans and commercial real estate loans to a limited degree. These loans will be made consistent with Heartland Bank's appraisal policy and real estate lending policy which will detail maximum loan to value ratios and maturities. Heartland Bank expects that these loan to value ratios will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss to Heartland Bank.

         Residential Mortgage. These loans will be granted to qualified individuals for the purchase of existing single family residences in Heartland Bank's market area. Both fixed and variable rate loans will be offered with competitive terms and fees consistent with national mortgage investor guidelines. These loans will be made consistent with Heartland Bank's appraisal policy and real estate lending policy which will detail maximum loan-to-value ratios and maturities. Management of Heartland Bank expects that these loan-to-value ratios, which generally will not exceed 80%, will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss. Mortgage loans that do not conform to Heartland Bank's asset/liability mix policies will be sold in the secondary markets. The risk of this type of activity depends on the salability of the loan to national investors and interest rate changes. Delivering these loans to the end investor on a mandatory basis and meeting the investor's quality control procedures limits Heartland Bank's risk of making fixed rate mortgage loans. The risk assumed by Heartland Bank will be conditioned upon Heartland Bank's internal controls, loan underwriting and market conditions in the national mortgage market. Heartland Bank will retain loans for its portfolio when it has sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. Although Heartland Bank has not formally adopted any underwriting or loan policies, the loan underwriting standards and policies will generally be the same for both loans sold in the secondary market and those retained in Heartland Bank's portfolio.

         Residential Construction. These loans will be made for the construction of single family residences in Heartland Bank's market area. The loans will be granted to qualified individuals with down payments of at least 20% of the appraised value or contract price, whichever is less. The interest rates are expected to fluctuate at 1% to 2% above Heartland Bank's prime interest rate during the six month construction period. Heartland Bank will also charge a fee of 1% to 2% in addition to the normal closing costs. These loans generally command higher rates and fees commensurate with the risk warranted in the construction lending field. The risk in construction lending is dependent upon the performance of the builder in building the project to the plans and specifications of the borrower and Heartland Bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction period, management anticipates that the mortgage will be converted to a permanent loan and normally sold to an investor in the secondary mortgage market.

         Commercial Real Estate. To a limited extent, Heartland Bank anticipates that it will also offer commercial real estate loans to developers of both commercial and residential properties. In making these loans, Heartland Bank intends to manage its credit risk by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Management will attempt to reduce credit risk in the commercial real estate portfolio be emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, Heartland Bank may require personal guarantees of the principal owners.

         While risk of loss in Heartland Bank's loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond Heartland Bank's control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in Heartland Bank's real estate portfolio. Of Heartland Bank's target areas of lending activities, commercial loans are generally considered to have greater risk than real estate loans or consumer installment loans.

         The above description of Heartland Bank's loan portfolio represents management's best estimate as to the types of loans which will comprise its portfolio and the risks associated with such loans. The Board of Directors of Heartland Bank has not adopted any specific loan policies and procedures as of the date of this prospectus.

INVESTMENTS

         In its first year of operation, management of Heartland Bank anticipates that investment securities will comprise approximately 48% of Heartland Bank's assets, loans will comprise approximately 42% of Heartland Bank's assets, and other investments will comprise approximately 10% of Heartland Bank's assets. Heartland Bank intends to invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, obligations of agencies of the United States and certificates of deposit issued by commercial banks. In addition, Heartland Bank will enter into Federal Funds transactions with its principal correspondent banks, and anticipates that it will primarily act as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from Heartland Bank to another bank.

ASSET/LIABILITY MANAGEMENT

         It is the objective of Heartland Bank to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan investment, borrowing and capital policies. Certain of the officers of Heartland Bank will be responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of Heartland Bank will seek to invest the largest portion of Heartland Bank's assets in commercial, consumer and real estate loans.

         Heartland Bank's asset/liability mix will likely be monitored on a daily basis with a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on Heartland Bank's earnings.

CORRESPONDENT BANKING

         Correspondent banking involves the providing of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. Heartland Bank will be required to purchase correspondent services offered by larger banks, including check collections, purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, over line and liquidity loan participations and sales of loans to or participations with correspondent banks.

         Heartland Bank anticipates that it will sell loan participations to correspondent banks with respect to loans which exceed Heartland Bank's lending limit. As compensation for services provided by a correspondent, Heartland Bank may maintain certain balances with such correspondents in non-interest bearing accounts.

DATA PROCESSING

         Heartland Bank expects to enter into a data processing servicing agreement with a third party vendor which has not been identified at this time. This servicing agreement is expected to provide for Heartland Bank to receive a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending data processing and central information file. Heartland Bank also anticipates entering into an agreement with third party vendors to provide payroll services, ATM processing services and investment portfolio accounting.

YEAR 2000

         As the year 2000 ("Year 2000") approaches, an important business issue has emerged regarding existing application software programs and operating systems. To minimize the use of computer memory, many existing application software products were designed to accommodate only a two-digit year rather than a four-digit year. For example, "98" is stored on the system and represents 1998 and "00" represents 1900. As a result, software or equipment that is date dependent may, for example, recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, a temporary inability to process transactions, send invoices, or engage in similar normal business activity.

         Communications and information systems, including systems which monitor deposit and lending accounts, are critical to Heartland Bancshares' and Heartland Bank's business. Software and hardware developed by independent third parties will be installed to provide primary banking applications, including core processing systems. Heartland Bank intends to choose a source for these systems that has modified or upgraded its computer applications to become Year 2000 compliant. In addition, Heartland Bancshares and Heartland Bank intend to implement a Year 2000 compliance program whereby Heartland Bank will review the Year 2000 issue that may be faced by its other third-party vendors and loan and deposit customers. Under such program, Heartland Bank will examine the need for modifications or replacement of all non-Year 2000 compliant pieces of software. Heartland Bank does not currently expect that the cost of its Year 2000 compliance program will be material to its financial conditions and expects that it will satisfy such compliance program without material disruption of its operations. Management intends to evaluate the potential effect on its third-party vendor's data processing systems resulting from Year 2000 issues and to obtain a representation from such vendor that its core processing systems will be fully Year 2000 compliant prior to the opening of Heartland Bank for business. In the event that Heartland Bancshares, Heartland Bank, such vendor or its other significant vendors or loan customers do not successfully and timely achieve Year 2000 compliance, Heartland Bank's business, future prospects, financial condition or results of operations could be materially adversely affected.

         An area of concern to Heartland Bancshares, Heartland Bank, and their primary regulator, the OCC, is the effect of Year 2000 issues on Heartland Bank's loan customers. Failure to address Year 2000 related issues could have significant impact on the ability of certain customers of Heartland Bank to continue operations. Heartland Bank's loan portfolio could be negatively impacted if customers are unable to honor loan agreements and defaults occur as a result of failure to address Year 2000. These customer relationships will be monitored to ensure that the necessary modifications to systems will be made on a timely basis. In addition, Heartland Bank will review Year 2000 related issues as part of its normal underwriting criteria and loan approval process. Heartland Bank also will include Year 2000 compliance requirements and covenants requiring compliance within its standard loan agreements. Although Heartland Bancshares and Heartland Bank will take extensive steps to address Year 2000 customer related issues, there can be no assurance that all customers will be Year 2000 compliant. Failure of certain customers to adequately address these issues could result in loan defaults which would negatively impact Heartland Bancshares' earnings.

         Although Heartland Bancshares and Heartland Bank will take extensive steps to address Year 2000 related issues, there can be no assurance that all necessary modifications will be identified and corrected or that unforeseen difficulties or costs will not arise. In addition, there can be no assurance that the failure of Heartland Bank's internal systems or the systems provided by its data processing vendor or other companies on which Heartland Bank's systems rely will not negatively impact Heartland Bank's systems or operations.

EMPLOYEES

         In its first year of operation, Heartland Bancshares and Heartland Bank expect to employ 19 individuals on a full-time basis, including five officers. Heartland Bank will hire additional persons as needed, including additional tellers and financial service representatives.

MONETARY POLICIES

         The results of operations of Heartland Bank will be affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Heartland Bank.

PREMISES

         Heartland Bancshares has purchased the land which will be used for Heartland Bank's main office and has entered into a contract to purchase the land for Heartland Bank's branch office. The headquarters building for both Heartland Bancshares and Heartland Bank, a 1.9-acre of land parcel of land at 320 U.S. Highway 27 North, Sebring, Florida 33870, was purchased for a price of $625,000. Heartland Bank's branch office in Lake Placid will be located on a 1.167-acre parcel of land at the corner of Roy Pendarvis Road and U.S. Highway 27 in Lake Placid, Florida and will be purchased for a price of $246,000. The proposed property to be purchased for Heartland Bank's branch office in Lake Placid is currently owned by Edward L. Smoak, an organizer of Heartland Bancshares and Heartland Bank. See "Certain Transactions."

         Construction of Heartland Bank's facilities is expected to begin in February of 1999. Each facility will consist of a 5,000 square foot office facility containing a vault, four offices, five teller stations, four drive-in windows, a boardroom conference facility and a loan operations area.

                           SUPERVISION AND REGULATION
GENERAL

         Heartland Bancshares and Heartland Bank will operate in a highly regulated environment, and the business activities of Heartland Bancshares and Heartland Bank will be supervised by a number of federal regulatory agencies, including the Federal Reserve Board, the OCC, the Florida Banking Department and the FDIC.

         Heartland Bancshares will be regulated by the Federal Reserve Board under the federal Bank Holding Company Act of 1956, which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The Federal Reserve Board (pursuant to regulation and published policy statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, Heartland Bancshares may be required to provide financial support to its subsidiary bank at a time when, absent such Federal Reserve Board policy, Heartland Bancshares may not deem it advisable to provide such assistance.

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which became effective in November 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed as of September 29, 1995, such that Heartland Bancshares and any other bank holding company located in Florida is able to acquire a bank located in any other state, and a bank holding company located outside Florida can acquire any Florida-based bank, in either case subject to certain deposit percentage and other restrictions. Beginning on June 1, 1997, the legislation provides that unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies will be able to consolidate their multi-state bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. Florida does not permit de novo banking by an out-of-state bank. Therefore, the only method by which an out-of-state bank or bank holding company may enter Florida is through an acquisition. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws.

         A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies. Effective April 21, 1997, the Federal Reserve Board revised and expanded the list of permissible non-banking activities, which includes the following activities: extending credit and servicing loans; acting as investment or financial advisor to subsidiaries and certain outside companies; leasing personal and real property or acting as a broker with respect thereto; providing management and employee benefits consulting advice and career counseling services to nonaffiliated banks and nonbank depository institutions; operating certain nonbank depository institutions; performing certain trust company functions; providing certain agency transactional services, including securities brokerage services, riskless principal transactions, private placement services, and acting as a futures commission merchant; providing data processing and data transmission services; acting as an insurance agent or underwriter with respect to limited types of insurance; performing real estate appraisals; arranging commercial real estate equity financing; providing check-guaranty, collection agency and credit bureau services; engaging in asset management, servicing and collection activities; providing real estate settlement services; acquiring certain debt which is in default; underwriting and dealing in obligations of the United States, the states and their political subdivisions; engaging as a principal in foreign exchange trading and dealing in precious metals; providing other support services such as courier services and the printing and selling of checks; and investing in programs designed to promote community welfare.

         In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce such benefits to the public as greater convenience, increased competition and gains in efficiency that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board.

         Heartland Bancshares is also regulated, to a limited extent, by the Florida Banking Department under the Florida Financial Institutions Code, which requires every bank holding company to obtain the prior approval of the Florida Commissioner of Banking before acquiring more than 5% of the voting shares of any Florida bank or all or substantially all of the assets of a Florida bank, or before merging or consolidating with any Florida bank holding company. A bank holding company is generally prohibited from acquiring ownership or control of 5% or more of the voting shares of any Florida bank or Florida bank holding company unless the Florida bank or all subsidiaries of the Florida bank holding company to be acquired have been in existence and continuously operating, on the date of such acquisition, for a period of three years or more. However, approval of the Florida Banking Department is not required if Heartland Bank to be acquired or all bank subsidiaries of the Florida bank holding company to be acquired are national banks.

         Heartland Bank, as a subsidiary of Heartland Bancshares, is subject to restrictions under federal law in dealing with Heartland Bancshares and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

         Loans and extensions of credit by national banks are subject to legal lending limitations. Under federal law, a national bank's total outstanding loans and extensions of credit to one borrower may not exceed 15% of its capital and surplus, plus an additional 10% of its capital and surplus, if such additional amount is fully secured by readily marketable collateral. Loans and extensions of credit may exceed the general lending limit if they qualify under one of several exceptions. Such exceptions include certain loans or extensions of credit arising from the discount of commercial or business paper, the purchase of bankers' acceptances, loans secured by documents of title, loans secured by U.S. obligations and loans to or guaranteed by the federal government.

CAPITAL ADEQUACY REQUIREMENTS

         Both Heartland Bancshares and Heartland Bank are subject to regulatory capital requirements imposed by the Federal Reserve Board and the OCC. The Federal Reserve Board and the OCC have issued risk-based capital guidelines for bank holding companies and banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with Heartland Banks owned by the holding company. The OCC's risk capital guidelines apply directly to national banks regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements (which are substantially similar), provide that banking organizations must have capital equivalent to 8% of risk weighted assets. The risk weights assigned to assets are based primarily on credit risks. Both the Federal Reserve Board and the OCC have also implemented new minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under these rules, banking institutions are required to maintain a ratio of 4% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common shareholders equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain intangible assets.

         Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, high asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations, rated composite 1 under the CAMELS rating system for banks. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

         The OCC has amended the risk-based capital guidelines applicable to national banks in an effort to clarify certain questions of interpretation and implementation, specifically with regard to treatment of originated and purchased mortgage servicing rights and other intangible assets. The OCC's guidelines provide that intangible assets are generally deducted from Tier 1 capital in calculating a bank's risk-based capital ratio. However, certain intangible assets which meet specified criteria ("qualifying intangibles") such as mortgage servicing rights are retained as a part of Tier 1 capital. The OCC currently maintains that only mortgage servicing rights and purchased credit card relationships meet the criteria to be considered qualifying intangibles. The OCC's guidelines formerly provided that the amount of such qualifying intangibles that may be included in Tier 1 capital was strictly limited to a maximum of 25% of total Tier 1 capital. The OCC has amended its guidelines to increase the limitation on such qualifying intangibles from 25% to 50% of Tier 1 capital and further to permit the inclusion of purchased credit card relationships as a qualifying intangible asset.

         In addition, the OCC has adopted rules which clarify treatment of asset sales with recourse not reported on a bank's balance sheet. Among assets affected are mortgages sold with recourse under Fannie Mae, Freddie Mac and Farmer Mac programs. The rules clarify that even though those transactions are treated as asset sales for bank Call Report purposes, those assets will still be subject to a capital charge under the risk-based capital guidelines.

         The OCC, the Federal Reserve Board and the FDIC have adopted regulations revising their risk-based capital guidelines to ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the new regulations, when evaluating a bank's capital adequacy, the agencies' capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. Concurrently, the agencies issued a joint policy statement, effective June 26, 1996, to provide guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasize the necessity of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process. The policy statement also describes the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROMPT CORRECTIVE ACTION

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), enacted on December 19, 1991, provides for the development of a regulatory monitoring system requiring prompt corrective action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the FDICIA does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The FDICIA creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the FDICIA and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of five percent of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business. Based on a capitalization of $6,000,000, management of Heartland Bank believes that Heartland Bank will be a "well capitalized" institution.

         As an institution's capital levels decline, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

         In order to comply with the FDICIA, the Federal Reserve Board, the OCC and the FDIC have adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting criteria, interest rate exposure, asset growth, and compensation, fees and benefits.

         In response to the directive issued under the FDICIA, the regulators have established regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the FDICIA. The following table reflects the capital thresholds:


                                                     TOTAL RISK -                      TIER 1 RISK -                    TIER 1
                                                     BASED CAPITAL                     BASED CAPITAL                   LEVERAGE
                                                        RATIO                            RATIO                          RATIO
                                                     -------------                     -------------                   --------
Well capitalized(1)..........................          >=10.0%                            >= 6.0%                       >= 5.0%
Adequately Capitalized(1)....................          >= 8.0%                            >= 4.0%                       >= 4.0%(2)
Undercapitalized(3)..........................           < 8.0%                             < 4.0%                        < 4.0%(4)
Significantly Undercapitalized(3)............           < 6.0%                             < 3.0%                        < 3.0%
Critically Undercapitalized..................              --                                 --                         < 2.0%(5)

---------------------------
(1)      An institution must meet all three minimums.
(2) 3.0% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(4) Less than 3.0% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(5)      Ratio of tangible equity to total assets.

         The scope of regulation and permissible activities of Heartland Bancshares and Heartland Bank is subject to change by future federal and state legislation. In addition, regulators sometimes require higher capital levels on a case-by-case basis based on such factors as the risk characteristics or management of a particular institution. Heartland Bancshares and Heartland Bank are not aware of any attributes of their operating plan that would cause regulators to impose higher requirements.

                      ORGANIZERS AND PRINCIPAL SHAREHOLDERS

         The following individuals comprise the organizers of Heartland Bancshares and Heartland Bank: James C. Clinard, William R. Grigsby, William R. Handley, Bert J. Harris, III, Issac G. Nagib, Perumalswamy Rajaram, S. Allen Skipper, Edward L. Smoak, Malcolm C. Watters, Jr., and Lawrence B. Wells. All of the organizers reside in Highlands County, except for Mr. Grigsby who resides in Okeechobee County, Florida.

         Upon completion of the minimum offering, the organizers will own 145,000 shares, or 23.4% of the 634,500 shares outstanding. The number of the shares of common stock intended to be purchased by each organizer is set forth in the table appearing in the section entitled "Security Ownership of Certain Beneficial Owners and Management," which also specifies the percentage of common stock owned by the organizers before and after completion of the minimum offering. Upon completion of the offering, each organizer will receive options to purchase 5,000 shares of common stock at an exercise price of $10.00 per share. These options will become exercisable over a period of three years and will be exercisable for a period of ten years.

         Upon completion of the offering, James C. Clinard will receive options to purchase 15,000 shares of Heartland Bancshares common stock at an exercise price of $10.00 per share. These options will become exercisable in equal amounts commencing on the date Heartland Bank commences business and on each of the four succeeding anniversaries of the date on which it commenced business. The options will be exercisable for a period of ten years. See "Management -- Executive Compensation."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF HEARTLAND BANCSHARES AND HEARTLAND BANK

         Heartland Bancshares' directors and executive officers and Heartland Bank's proposed directors and executive officers are as follows:


         Name                             Position with Company                            Position with Bank
         ----                             ---------------------                            ------------------
James C. Clinard                     President, Chief Executive Officer              President, Chief Executive Officer
                                                and Director                                    and Director
William R. Grigsby                                Director                                        Director
William R. Handley                                Director                                        Director
Bert J. Harris, III                               Director                                        Director
Issac G. Nagib                                    Director                                        Director
Perumalswamy Rajaram                              Director                                        Director
S. Allen Skipper                                  Director                                        Director
Edward L. Smoak                                   Director                                        Director
Malcolm C. Watters, Jr.                           Director                                        Director
Lawrence B. Wells                                 Director                                        Director

         Each of the above persons has been a director of Heartland Bancshares since August 4, 1998. Heartland Bancshares has a classified Board of Directors whereby one-third of the members will be elected each year at Heartland Bancshares' Annual Meeting of Shareholders. Upon such election, each director of Heartland Bancshares will serve for a term of three years. See "Description of Capital Stock -- Board of Directors." Heartland Bancshares' officers are appointed by the Board of Directors and hold office at the will of the Board.

         Each of Heartland Bank's proposed directors will, upon approval of the OCC, serve until Heartland Bank's first shareholders' meeting, which meeting will be held shortly after Heartland Bank receives its charter. Each of the proposed directors is also an organizer. As Heartland Bancshares will be the sole shareholder of Heartland Bank, it is expected that each interim director will be elected to serve as a director of Heartland Bank at that meeting. After the first shareholders' meeting, directors of Heartland Bank will serve for a term of one year and will be elected each year at Heartland Bank's Annual Meeting of Shareholders. Heartland Bank's officers will be appointed by its Board of Directors and will hold office at the will of the Board.

         JAMES C. CLINARD, 45, was employed by Barnett Bank of Highlands County from 1976 until Barnett Bank was acquired by NationsBank earlier this year. Mr. Clinard served as Executive Vice President / Senior Retail Executive in his last six years with Barnett Bank. He has also served in numerous civic capacities including Chamber of Commerce Board of Directors, Rotary Club Board of

Directors and Florida Hospital - Lake Placid Foundation Board. He currently serves on the Highlands County Hospital District Board and the Highlands County Citrus Growers Association Associate Member Committee.

         WILLIAM R. GRIGSBY, 65, has been involved since 1972 in citrus production in Highlands County, Florida. He is currently a Managing Partner in the following operations: Southern Farms, a 7,000 acre citrus development in Highlands County, Florida; SunRay Farms, a 3,600 acre citrus development in Highlands County, Florida; and Florida Juice, a citrus processing plant in Polk County, Florida.

            WILLIAM R. HANDLEY, 44, is the owner of Homes by Handley, Inc., a construction company he founded in 1984. The focus of Heartland Bancshares is single-family and small commercial projects in Highlands County. Mr. Handley served on the Barnett Bank of Highlands County Board of Directors from 1995 to 1997 and the NationsBank Advisory Board of Directors from January 1998 to June 1998. Mr. Handley has served in numerous civic capacities including Sertoma, Dixie Youth Sports, Highlands County Builders Association, Sebring Fireman, Chamber of Commerce, City of Sebring Code Enforcement Board and City of Sebring Planning and Zoning Board.

            BERT J. HARRIS, III, 46, has practiced law as a partner in the law firm of Swaine, Harris, Sheehan and McClure, P.A. since 1990. Mr. Harris and his firm served as bank counsel for Barnett Bank of Highlands County for over ten years and also represented NationsBank/Highlands County, SunTrust Bank/Central Florida and Community Bank of Lake Placid. Mr. Harris has served in many civic organizations including Rotary Club, Lake Placid Jaycees and is a past president of the Lake Placid Chamber of Commerce.

            ISSAC G. NAGIB, 44, began his career in physical therapy as Senior Physical Therapist at Mercy Hospital, Champaign, Illinois in 1980. In 1984, Dr. Nagib moved to Highlands County, Florida to serve in the position of Director of Physical Therapy at Highlands Regional Hospital in Sebring. In 1987, Dr. Nagib left Highlands Regional Hospital and founded Heartland Rehabilitation & Associates, Inc. Today, he operates offices in Sebring, Lake Placid, and in the Highlands Regional Medical Center in Sebring. Dr. Nagib serves on the LifeLine Home Health Advisory Board and is a member of the Board of Directors of the St. Mary's Celtic Orthodox Church.

            PERUMALSWAMY RAJARAM, 50, received his medical degree from Madurai Medical College in Tamilnad, India in 1972. He began practicing as a General and Vascular Surgeon in Sebring, Florida in 1983, founding Heartland Professional Plaza, a consortium of fourteen doctors practicing in the same plaza in Sebring, Florida, where he still practices. Dr. Rajaram donates time to the Highlands County Welfare Department providing medical care to low income patients.

            S. ALLEN SKIPPER, 45, earned his Bachelor of Science degree in 1976 and his Medical Degree in 1980, both from the University of South Florida. Dr. Skipper began his practice in Sebring, Florida in 1987 as a General and Vascular Surgeon and currently serves as Chief of Surgery and Trustee at Highlands Regional Medical Center. Dr. Skipper has served in numerous civic capacities including YMCA Children's/Youth Sports, Highlands County Middle School Sports and Highlands County
ARC.

            EDWARD L. SMOAK, 52, has been a managing partner in his family citrus and cattle business since 1970, as well as owning substantial citrus properties individually. He served as a Commissioner on the Florida Citrus Commission for eight years and as a Director in the Lake Placid Citrus Cooperative since 1985. Mr. Smoak was a member of the Board of Directors of Barnett Bank of Highlands County from 1974 to 1997 and a member of the Advisory Board of NationsBank/Highlands County from January 1998 to June 1998. Mr. Smoak also served on the Atlanta Federal Reserve Bank, 6th District:
Small Business, Agriculture and Labor Advisory Council from 1994 to 1996. Mr. Smoak has held leadership roles in many organizations including Lake Placid Chamber of Commerce, Florida Citrus Mutual, Florida Orange Marketers (President), Florida Fruit and Vegetable Association, Gulf Coast Citrus Association and Highlands County Citrus Growers Associations.

            MALCOLM C. WATTERS, JR., 50, has been self-employed in the citrus business since 1970. Mr. Watters serves as Vice President and Director of Lake Placid Citrus Cooperative, a cooperative of citrus growers in Highlands County. He has served in many community service organizations including the Agriculture Stabilization & Conservation Committee, Farmers Home Administration County Committee, Lake Placid Chamber of Commerce, Lake Placid High School Academic Boosters, and Highlands County Citrus Growers Association.

            LAWRENCE B. WELLS, 44, began a career in the insurance field in 1974 with Florida Farm Bureau and formed his own independent agency in Lake Placid, Florida in 1983, which today has offices in Lake Placid and Sebring. Mr. Wells served as a Director with Barnett Bank of Highlands County from 1995 to 1997 and as an Advisory Director with NationsBank from January 1998 to April 1998. Mr. Wells has served in numerous civic capacities including Rotary Club Board of Directors, President of the Lake Placid Chamber of Commerce, Highlands County YMCA Board of Directors, Highlands County Scholarship Recognition, Inc. Board of Directors, Children's Advocacy Council Board of Directors, Florida Hospital - Lake Placid Foundation and Highlands County Citrus Growers Association Board of Directors.

            There are no family relationships between any director or executive officer and any other director or executive officer of Heartland Bancshares.

EXECUTIVE COMPENSATION

            On October 2, 1998, Heartland Bancshares and the organizers entered into an employment agreement with James C. Clinard pursuant to which Mr. Clinard shall be employed as President and Chief Executive Officer of Heartland Bank while Heartland Bank is being organized and for a period of five years commencing on the date Heartland Bank opens for business. Under the employment agreement, Mr. Clinard will receive a salary at an annual rate of $100,000, which may be increased from time to time in the sole discretion of the Board of Directors of Heartland Bank. Mr. Clinard will also be eligible to receive a bonus which will not exceed 30% of his annual base salary.

            The employment agreement provides that Mr. Clinard will receive options to purchase 15,000 shares of common stock of Heartland Bancshares at a price of $10.00 per share pursuant to an incentive stock option plan to be adopted by Heartland Bancshares. These options will become exercisable in equal amounts commencing on the date Heartland Bank opens for business and on each of the four successive anniversaries after the date Heartland Bank opens for business. All options will be exercisable for a period of ten years.

            The employment agreement also provides that Mr. Clinard shall receive health, hospitalization, disability, and term life insurance, and participation in Heartland Bank's incentive compensation plan, in the event one is adopted by the Board of Directors of Heartland Bank. In accordance with the personnel policy to be adopted by the Board of Directors of Heartland Bank, Mr. Clinard will also be entitled to a vacation each year during which time his salary will be paid in full.

            In the event of a "change of control" of Heartland Bancshares, Mr. Clinard will be entitled to give written notice to Heartland Bancshares of termination of his employment agreement and to receive a cash payment equal to 200% times the compensation received by Mr. Clinard in the year prior to termination. The employment agreement contains a non-compete provision pursuant to which Mr. Clinard may not, without the prior written consent of Heartland Bank, either directly or indirectly serve as an executive officer of any bank, bank holding company, or other financial institution within Highlands County or any other county in which Heartland Bank operates a branch facility. The non-compete provision is in effect through the date of termination of the employment agreement and for a period of twelve months thereafter.

            The employment agreement provides that Heartland Bank may terminate the employment of Mr. Clinard with or without cause, but that in the latter case Mr. Clinard will receive a severance payment equal to 12 months salary.

            No other officers or directors of the Board of Directors have received compensation in excess of $100,000 for services to Heartland Bancshares.

STOCK OPTION PLANS

            Heartland Bancshares' Board of Directors will adopt an incentive stock option plan (the "Plan") to provide for the issuance of stock options to Mr. Clinard and to other employees who are contributing significantly to the management or operation of the business of Heartland Bancshares or its subsidiaries as determined by the committee administering the Plan. The Plan will be contingent upon approval by the shareholders of Heartland Bancshares. The Plan will provide for the grant of options at the discretion of a committee designated by the Board of Directors to administer the Plan. The committee must at all times consist of at least two non-employee directors. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Stock options granted pursuant to the Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of Heartland Bancshares or any subsidiary of Heartland Bancshares.

            The Board of Directors may, at Heartland Bancshares' first Annual Meeting of Shareholders after Heartland Bank opens for business, propose for shareholder approval a directors stock option plan, which will be designed to provide incentive compensation to directors in the event that Heartland Bancshares' common stock increases in value during the term of such options. Upon completion of the offering, each Organizer will receive options to purchase 5,000 shares of common stock at an exercise price of $10.00 per share. These options will become exercisable over a period of three years and will expire if not exercised within ten years from the date on which they became exercisable. The remaining details of this directors option plan have not yet been determined, but, if the Board of Directors chooses to submit the plan for shareholder approval, these details will be disclosed to shareholders in Heartland Bancshares' Proxy Statement issued in connection with solicitation of shareholder approval of such plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth the ownership of the common stock of Heartland Bancshares by the organizers, both before and after completion of the minimum offering of 620,000 shares.

                                                              Before Offering                         After Completion of
                                                              ---------------                         -------------------
                                                                                                        Minimum Offering
                                                                                                        ----------------

Name of Beneficial Owner                             Number of            Percent of            Number of              Percent of
------------------------                             ---------            ----------            ---------              ----------
                                                      Shares                Total                Shares                  Total
                                                      ------                -----                ------                  -----

James C. Clinard                                       1,600                 11.0%               15,000                  2.4%
William R. Grigsby                                     1,600                 11.0%               25,000                  3.9%
William R. Handley                                     1,600                 11.0%               15,000                  2.4%
Bert J. Harris, III                                    1,600                 11.0%               10,000                  1.6%
Issac G. Nagib                                         1,600                 11.0%               15,000                  2.4%
Perumalswamy Rajaram                                     100                    *                10,000                  1.6%
S. Allen Skipper                                       1,600                 11.0%               10,000                  1.6%
Edward L. Smoak                                        1,600                 11.0%               25,000                  3.9%
Malcolm C. Watters, Jr.                                1,600                 11.0%               10,000                  1.6%
Lawrence B. Wells                                      1,600                 11.0%               10,000                  1.6%
                                                      ------                 ----               -------                 ----
                     TOTAL                            14,500                  100%              145,000                 22.9%

------------------------
*Less than 1%.

                              CERTAIN TRANSACTIONS

            The proposed property to be purchased for Heartland Bank's branch site in Lake Placid is owned by organizer Edward L. Smoak. The organizers believe that the location represents the most desirable location for Heartland Bank and that the price of $246,000 being paid for the land is competitive. The organizers have obtained independent appraisals from each of two state certified general appraisers. The first of these appraisals valued the land at $260,000 as of August 13, 1998, and the second valued the land at $272,000 as of August 17, 1998.

            Once Heartland Bank opens for business, it may from time to time extend loans to certain of Heartland Bancshares' directors, their associates, and members of the immediate families of the directors and executive officers of Heartland Bancshares. These loans will be made in the ordinary course of business on substantially the same terms, including interest rates, collateral requirements, and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with Heartland Bancshares or Heartland Bank, and will not involve more than the normal risk of collectibility or present other unfavorable features.

                          DESCRIPTION OF CAPITAL STOCK

            The authorized capital stock of Heartland Bancshares consists of 10,000,000 shares of common stock, $.10 par value, and 1,000,000 shares of preferred stock, $.01 par value per share. There are presently 14,500 shares of common stock issued and outstanding and held by ten shareholders of record. No shares of the preferred stock are issued and outstanding.

COMMON STOCK

            The holders of common stock are entitled to elect the members of the Board of Directors of Heartland Bancshares and are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of Heartland Bancshares.

            No holder of any class of stock of Heartland Bancshares has preemptive rights with respect to the issuance of shares of any class of stock, and the common stock does not carry cumulative voting rights with respect to the election of directors.

            The holders of common stock are entitled to dividends and other distributions if, as, and when declared by the Board of Directors out of assets legally available therefor. Upon the liquidation, dissolution, or winding up of Heartland Bancshares, the holder of each share of common stock will be entitled to share equally in the distribution of Heartland Bancshares' assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock of Heartland Bancshares are not subject to any redemption provisions, nor are they convertible into any other security or property of Heartland Bancshares. All outstanding shares of each class of common stock are, and the shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

            The Board of Directors may, without approval of Heartland Bancshares' shareholders, from time to time authorize the issuance of preferred stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as the Board of Directors may determine. The relative rights, preferences and limitations that the Board of Directors has the authority to determine as to any such series of preferred stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Because the Board of Directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to the holders of any such series preferences and rights senior to the rights of the holders of shares of common stock. Although the Board of Directors has no intention at the present time of doing so, it could cause the issuance of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

BOARD OF DIRECTORS

            The initial Board of Directors of Heartland Bancshares consists of ten directors. The directors are divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of Heartland Bancshares' initial Class I directors expires at Heartland Bancshares' first Annual Meeting of Shareholders; the term of Heartland Bancshares' initial Class II directors expires at Heartland Bancshares' second Annual Meeting of Shareholders; and the term of Heartland Bancshares' initial Class III directors expires at Heartland Bancshares' third Annual Meeting of Shareholders. At each Annual Meeting of Shareholders, successors to the class of directors whose term expires at the Annual Meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the Board of Directors, will be filled by a majority vote of the remaining directors then in office.

            Any director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose, and his position filled by another person nominated and elected for that purpose by the holders of seventy-five percent (75%) of the outstanding shares of Heartland Bancshares' common stock.

            The effect of the classified Board of Directors is to make it more difficult for a person, entity or group to effect a change in control of Heartland Bancshares through the acquisition of a large block of Heartland Bancshares' voting stock.

ANTI-TAKEOVER PROVISIONS

            Heartland Bancshares' Articles of Incorporation contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the Board of Directors. The Articles of Incorporation require the affirmative vote or consent of the holders of at least two-thirds (66-2/3%) of the shares of each class of common stock of Heartland Bancshares entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of Heartland Bancshares or a subsidiary of Heartland Bancshares, exchange of securities requiring shareholder approval or liquidation of Heartland Bancshares ("Covered Transaction"), if any person who together with his affiliates and associates owns beneficially 5% or more of any voting stock of Heartland Bancshares ("Interested Person") is a party to the transaction; provided that three-fourths (75%) of the entire Board of Directors of Heartland Bancshares has not approved the transaction. In addition, the Articles of Incorporation require the separate approval by the holders of a majority of the shares of each class of stock of Heartland Bancshares entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an Interested Person, of any merger, consolidation, disposition of all or a substantial part of the assets of Heartland Bancshares or a subsidiary of Heartland Bancshares, or exchange of securities requiring shareholder approval ("Business Combination"), if an Interested Person is a party to such transaction; provided, that such approval is not required if

            - the consideration to be received
by the holders of the stock of Heartland Bancshares meets certain minimal levels determined by a formula under the Articles of Incorporation (generally the highest price paid by the Interested Person for any shares which he has acquired),

            - there has been no reduction in the average dividend rate from that which was obtained prior to the time the Interested Person became such, and

            - the consideration to be received by shareholders who are not Interested Persons shall be paid in cash or in the same form as the Interested Person previously paid for shares of such class of stock.

            These Articles, as well as the Article establishing a classified Board of Directors, may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least 75% of the shares of each class of stock of Heartland Bancshares entitled to vote in elections of directors.

            The effect of these provisions is to make it more difficult for a person, entity or group to effect a change in control of Heartland Bancshares through the acquisition of a large block of Heartland Bancshares' voting stock.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

            As provided under Florida law, Heartland Bancshares' Articles of Incorporation provide that a director shall not be personally liable to Heartland Bancshares or its shareholders for monetary damages for breach of duty of care or any other duty owed to Heartland Bancshares as a director, except that such provision shall not eliminate or limit the liability of a director

            - for any appropriation, in violation of his duties, of any business opportunity of Heartland Bancshares,

            - for acts or omissions which involve intentional misconduct or a knowing violation of law,

            - for unlawful corporate distributions, or

            - for any transaction from which the director received an improper personal benefit.

            Article VI of Heartland Bancshares' Bylaws provides that Heartland Bancshares shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director of Heartland Bancshares, against reasonable expenses incurred by him in connection with such defense.

            Heartland Bancshares' Bylaws also provide that Heartland Bancshares is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of Heartland Bancshares and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by

            - a disinterested majority of the Board of Directors,

            - a majority of a committee of disinterested directors,

            - independent legal counsel, or

            - an affirmative vote of a majority of shares held by disinterested shareholders.

            No indemnification may be made to or on behalf of a director, officer, employee or agent (i) in connection with a proceeding by or in the right of Heartland Bancshares in which such person was adjudged liable to Heartland Bancshares or (ii) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

            Heartland Bancshares may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend Heartland Bancshares' Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of Heartland Bancshares.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Heartland Bancshares has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STATUTORY ANTI-TAKEOVER PROVISIONS

            The State of Florida has statutory provisions relating to business combinations between a Florida corporation and an "interested shareholder" that outline the statutory requirements to effect such transactions. In its Articles of Incorporation, Heartland Bancshares has elected not to be governed by these provisions and, therefore, these statutory anti-takeover provisions do not apply to Heartland Bancshares.

                                LEGAL PROCEEDINGS

            There are no material pending legal proceedings to which Heartland Bancshares or Heartland Bank is a party or of which any of their properties are subject; nor are there material proceedings known to Heartland Bancshares or Heartland Bank to be contemplated by any governmental authority; nor are there material proceedings known to Heartland Bancshares or Heartland Bank, pending or contemplated, in which any director, officer or affiliate or any principal security holder of Heartland Bancshares or Heartland Bank, or any associate of any of the foregoing is a party or has an interest adverse Heartland Bancshares or Heartland Bank.

                                  LEGAL MATTERS

            Certain legal matters in connection with the shares of common stock offered hereby have been passed upon for Heartland Bancshares by Smith, Gambrell & Russell, LLP, Atlanta, Georgia, counsel to Heartland Bancshares.

                                     EXPERTS

            The financial statements of Heartland Bancshares, Inc. as of September 30, 1998 included in this prospectus have been audited by Osburn, Henning and Company, P.A., independent auditors, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

          Heartland Bancshares has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. For further information with respect to Heartland Bancshares and the common stock, please refer to the registration statement and the exhibits and schedules thereto. Such request shall be directed to Heartland Bancshares either at its temporary mailing address at 325 Central Avenue, Lake Placid, Florida 33852, or at its temporary telephone number at
(941) 465-0472.

          Heartland Bancshares intends to furnish its shareholders annual reports containing audited financial statements.

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report                                 F-2

Balance Sheet                                                F-3

Statement of Operations                                      F-4

Statement of Shareholders' Equity                            F-5

Statement of Cash Flows                                      F-6

Notes to Financial Statements                                F-7

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Heartland Bancshares, Inc.
Lake Placid, Florida


        We have audited the accompanying balance sheet of Heartland Bancshares, Inc. (a development stage Company) as of September 30, 1998, and the related statements of operations, shareholders' equity and cash flows for the period from inception (August 3, 1998) through September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heartland Bancshares, Inc. as of September 30, 1998, and the results of its operations and its cash flows for the period from inception (August 3, 1998) through September 30, 1998, in conformity with generally accepted accounting principles.




                                                    OSBURN, HENNING AND COMPANY

Orlando, Florida
November 5, 1998

                           HEARTLAND BANCSHARES, INC.

                                 BALANCE SHEET
                               September 30, 1998






                                     ASSETS
Cash                                                                                $  6,905
Deposits on land contract and other land costs                                        49,125
Loan costs                                                                             2,875
                                                                                    --------

          Total Assets                                                              $ 58,905
                                                                                    ========


                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Liabilities

  Accounts payable                                                                  $ 16,245
  Note payable                                                                        72,875
                                                                                    --------
          Total liabilities                                                           89,120
                                                                                    --------

Commitments and Contingencies (Note 6)

Shareholders' Equity (Deficit)

  Common stock - Par value $.10 per share; 10,000,000 shares
    authorized; 1,000 shares issued and outstanding                                      100
  Preferred stock - $.01 par value; 1,000,000 shares authorized;
    no shares issued or outstanding                                                       --
  Additional paid-in capital                                                           9,900
  Accumulated deficit during development stage                                        (40,215)
                                                                                    ---------
          Total Shareholders' Equity (Deficit)                                        (30,215)
                                                                                    ---------
          Total Liabilities and Shareholders' Equity (Deficit)                      $  58,905
                                                                                    =========




See Notes to Financial Statements.

                           HEARTLAND BANCSHARES, INC.

                            STATEMENT OF OPERATIONS
             Inception (August 3, 1998) Through September 30, 1998


INCOME                                                                              $     --
                                                                                    --------

EXPENSES
    Organizational costs:
       Consulting                                                                     29,796
       Legal and professional                                                          5,000
       Other organizational expenses                                                   5,300
       Miscellaneous expenses                                                            119
                                                                                    --------
          Total expenses                                                             (40,215)
                                                                                    --------

          Net loss                                                                  $(40,215)
                                                                                    ========

          Net loss per share                                                        $ (40.22)
                                                                                    =========


See Notes to Financial Statements.

                           HEARTLAND BANCSHARES, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
             Inception (August 3, 1998) Through September 30, 1998




                                                                               Accumulated
                                                                                 Deficit
                                                                  Additional      During
                                                         Common     Paid-in     Development
                                                          Stock     Capital        Stage
                                                         ------   ----------   ------------
Beginning balance                                        $   --      $   --      $     --

    Issuance of 1,000 shares
       of common stock at $10
       per share                                            100       9,900            --

    Net loss from inception
       (August 3, 1998) through
       September 30, 1998                                    --          --       (40,215)
                                                         ------      ------      --------

Balance, September 30, 1998                              $  100      $9,900      $(40,215)
                                                         ======      ======      ========


See Notes to Financial Statements.

                           HEARTLAND BANCSHARES, INC.

                            STATEMENT OF CASH FLOWS
             Inception (August 3, 1998) Through September 30, 1998


OPERATING ACTIVITIES

    Net loss                                                                   $(40,215)
    Accounts payable                                                             16,245
                                                                               --------
          Net Cash Used In Operating Activities                                 (23,970)
                                                                               --------

INVESTING ACTIVITIES

    Deposits toward acquisition of land                                         (49,125)
                                                                               --------
          Net Cash Used In Investing Activities                                 (49,125)
                                                                               --------

FINANCING ACTIVITIES

    Sale of common stock                                                         10,000
    Net proceeds from note payable                                               70,000
                                                                               --------
          Net Cash Provided By Financing Activities                              80,000
                                                                               --------

Net Increase in Cash                                                              6,905

Beginning Cash                                                                       --
                                                                               --------
Ending Cash                                                                    $  6,905
                                                                               ========


See Note to Financial Statements.

                           HEARTLAND BANCSHARES, INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATIONAL BACKGROUND AND PROPOSED TRANSACTION

    Heartland Bancshares, Inc. (the Company) is a Florida corporation with headquarters in Sebring, Florida. Prior to its name change, the Company had been known as Heartland Investors, Inc. The Company is a development stage company formed August 3, 1998, for the purpose of raising up to $6.5 million in equity capital through a common stock offering, and investing at least $5.6 million of proceeds therefrom in the capitalization of a proposed banking subsidiary, Heartland National Bank (Bank). The Bank would be organized as a National banking institution. The Company filed its application for a national bank charter with the Office of the Comptroller of the Currency (OCC) on October 6, 1998. Funding during the development stage has come from organizer loans, sale of common stock and a $300,000 line of credit from an unrelated banking institution. The Company has not realized any revenue during this initial development stage.


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

    Organizational Activities

       The Company's efforts have been directed exclusively to obtaining the necessary regulatory approvals for both the Company and the Bank, and the raising of capital sufficient to meet other organizational requirements. During this phase, the Company has incurred, or will incur, costs generally allocable to either organizational costs or pre-opening expense. In addition, the Company will acquire, on behalf of the Bank, banking premises and other capital items necessary for operating the Bank.

       Organizational costs are expected to consist principally of the cost incurred in raising capital, outside consulting and legal fees, and regulatory application fees requisite to formation of the Company and the Bank. These costs are charged to expense as incurred.

       Pre-opening costs are costs that would ordinarily be expensed, even if the Company were not a development stage company. Such costs (none of which have yet been incurred) are expected to consist principally of salaries, rent, utilities, dues and memberships and other expenses. These costs will be expensed as incurred.

                           HEARTLAND BANCSHARES, INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Organizational Activities (Continued)

       Capital items are expected to consist of land (currently under contract for $625,000), a building yet to be constructed, and furnishings and equipment. It is expected the Company will acquire such items, including the incurrence of debt therefor, and ultimately transfer such items to the Bank in return for Bank reimbursement of the Company's costs.

    Use of Accounting Estimates

       The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. For the Company, such estimates affect the amount at which certain assets are carried and the likelihood and timing of realization of such assets. Such estimates relate to unsettled transactions and events as of the date of the financial statements and, accordingly, upon settlement it is possible that actual amounts will differ from currently estimated amounts.

    Income Taxes

       The Company and the Bank (when formed) will use the liability method of accounting for deferred income tax. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes, and the amounts used for income tax purposes. Deferred tax assets and liabilities are reflected at currently existing tax rates, and any net deferred tax asset is evaluated as to its realization likelihood through a valuation allowance. For the Company, no current tax is due in view of the absence of taxable income, and the net deferred tax asset has been fully reserved by a valuation allowance.

    Net Loss Per Share

       The net loss per share has been computed considering an average of 1,000 common shares outstanding during the period from inception (August 3, 1998) through September 30, 1998. There were no dilutive securities as of September 30, 1998.

                           HEARTLAND BANCSHARES, INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 3 - LINE OF CREDIT ARRANGEMENT

    The Company has both a $300,000 and a $2,000,000 line of credit with a bank to be used, respectively, towards the organizational process and to acquire the land and construct the facilities to be used by the Bank. The lines bear interest at LIBOR plus 1.7% and require payment of interest monthly and principal at maturity, August 25, 1999. The lines are guaranteed by the Company's organizers. The balance outstanding under the $300,000 line is $72,875 at September 30, 1998. No draws have been made under the $2,000,000 construction line.


NOTE 4 - DIVIDEND RESTRICTIONS

    The ability of the Company to pay dividends to its shareholders is dependent upon the ultimate profitability of the Bank and, in turn, its ability to pay dividends to its shareholder (the Company). The payment of dividends by a national bank is subject to regulations of the Comptroller of the Currency which require, among other things, that dividends be paid only from net profits, subject to certain limitations, adjustments and other restrictions. Accordingly, there can be no assurance that either the Bank or the Company will pay dividends in the foreseeable future, if ever.


NOTE 5 - EMPLOYMENT CONTRACT AND STOCK OPTION PLAN

    The Company has entered into a five-year employment agreement with its CEO to pay an executive salary commencing with the date the Bank receives preliminary approval. This agreement also grants the CEO options to acquire 3,000 shares per year, at $10 per share, for each of the five years after the Bank opens. Each 3,000 option grant will vest evenly over a five year period following the date of grant, and expire ten years after the grant date if not exercised. The organizers plan to establish, subject to certain regulatory and shareholder approvals, an Incentive Stock Option plan for these options, as well as for grants of options to other officers and key employees.

    In addition to the Incentive Stock Option plan discussed above, the organizers plan to establish, also subject to certain regulatory and shareholder approvals, a stock option plan under which each of the ten organizers will be granted options to acquire up to 5,000 shares of the Company's stock for $10 per share, the initial offering price. Such options will vest at the rate of 34% the first year, and 33% in each of the second and third year after grant, and expire after ten years if not exercised.

                           HEARTLAND BANCSHARES, INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 6 - COMMITMENTS AND CONTINGENCIES

    The Company has entered into agreements for professional services with various groups involved in the Company's formation, capital offering and Bank application process. In addition, as discussed in Note 2, the Company has entered into a $625,000 contract to purchase land, against which contract $45,000 has been deposited as of September 30, 1998. After September 30, 1998, the Company entered into another land contract with a related party for $246,000 for a branch site. The Company plans to enter into a construction contract to construct banking facilities upon the Bank's receipt of preliminary approval from the OCC.

                                  APPENDIX "A"


                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT effective as of the 6th day of November, 1998 by and among:

             Heartland Bancshares, Inc., a Florida corporation and bank holding company for Heartland National Bank, located at Sebring, Florida (hereinafter referred to as the "Company")

                                      and

             SunTrust Bank, Central Florida, National Association, located at 225 East Robinson Street, Suite 250, Orlando, Florida 32801 (hereinafter referred to as the "Escrow Agent")

                                  WITNESSETH:

         WHEREAS, the Company intends to offer and sell to various investors (the "Subscribers") no less than 600,000 shares and no more than 650,000 shares of its capital stock, par value $0.10 per share (the "Capital Stock"), at a subscription price of $10.00 per share pursuant to an offering to the public (the "Offering"); and

         WHEREAS, the Company must sell at least 600,000 shares ("Required Offering") of Capital Stock on or before the date stipulated in Addendum A attached hereto ("Required Offering Deadline"); and

         WHEREAS, the release of the subscription funds to the Company is contingent upon the grant of the requisite charter (the "Charter") to Heartland National Bank from the U.S. Office of the Comptroller of the Currency ("OCC") on or before February 5, 1999 unless such date is extended by the OCC (the "Expiration Date"); and

         WHEREAS, the parties hereto wish to agree among themselves as to the treatment of all subscription proceeds which may be in the form of checks, cashier's checks and/or money orders (the "Proceeds"), along with properly executed subscription agreements, from the Subscribers pursuant to the Offering until such time as the Charter is granted.

         NOW, THEREFORE, in consideration of the mutual premises herein contained, the parties hereto agree as follows:

1. Creation of Escrow Agreement. Pursuant to the terms and conditions of this Agreement, the parties do hereby agree that the Escrow Agent shall act as escrow agent in regard to Proceeds received from the Subscribers for the Capital Stock pursuant to the Offering.

2. Deposit and Delivery of Proceeds and Subscription Agreements. The Escrow Agent shall deposit and hold in escrow under this Agreement all Proceeds received by the Company from the Subscribers in regard to the purchase of the Capital Stock pursuant to the Offering. The Escrow Agent shall have no responsibility whatsoever in regard to Proceeds not received and for funds that have not yet cleared and become good funds. Subscribers shall make the payment for the Capital Stock payable to the Escrow Agent. In the event checks are made payable to the Company, the Company shall promptly endorse said checks to the order to the Escrow Agent. Simultaneously with the delivery of the Proceeds, the Company shall deliver to the Escrow Agent the Subscription Agreements and copies of the written acceptances for which the Proceeds represents payments. The Escrow Agent shall hold the Proceeds and Subscription Agreements pursuant to the terms and conditions of this Agreement.

3. Partial Rejection of Subscription Agreements. Should the Company elect to accept a subscription for less than the number of shares shown in a Subscriber's Subscription Agreement by indicating such lesser number of shares on the written acceptance of the Company transmitted with the Subscription Agreement and payment therefor, the Escrow Agent shall deposit such payment in the escrow account and then remit within thirty (30) days to such Subscriber at the address shown in his Subscription Agreement that amount of his Proceeds in excess of the amount which constitutes full payment for the number of subscribed shares accepted by the Company as shown in the Company's written acceptance, such amount to be remitted without interest or reduction.

4. Achievement or Failure to Achieve Required Offering. The Escrow Agent shall notify the Company in writing at such time as it has received Proceeds totaling at least $6,000,000 exclusive of those which have been rejected by the Company and shall continue to receive and hold such funds until either Paragraph 4 or 5 has been satisfied. If, on or before the Required Offering Deadline, the Escrow Agent shall not have received Proceeds from the Subscribers for at least $6,000,000, the Escrow Agent shall return to each Subscriber the appropriate amount of the Proceeds (plus or minus any net profit, including interest, or loss incurred through allowable investment) received and collected from him hereunder.

5. Failure to Obtain Charter. If, by the close of business on the Expiration Date, the Company shall not have received the Charter from the OCC, the Escrow Agent shall promptly after receipt of notification by the Company return to the Subscribers the appropriate amount of the Proceeds (plus or minus any net profit, including interest, or loss incurred through allowable investment) received and collected from them hereunder. In the event that Proceeds are to be returned to the Subscriber pursuant to Paragraph 4 or this Paragraph 5, the specific allocation of net profits attributable to each subscriber shall be determined by the Escrow Agent as follows: each Subscriber's allocated share of earnings on the Proceeds, after deducting Escrow Agent's fees, if any, for investments made, shall be that fraction (i) the numerator of which is the dollar amount of such Subscriber's accepted subscription multiplied by the number of days between the date of acceptance of the Subscriber's subscription and the earlier of (a) the Required Offering Deadline and (b) the Expiration Date, inclusive (the Subscriber's "Time Subscription Factor"), and (ii) the denominator of which is the aggregate Time Subscription Factors of all Subscribers depositing Proceeds with the Escrow Agent.

6. Grant of Charter. Subject to provisions of paragraph 4, hereof, if the Charter is granted by the OCC, the Escrow Agent shall, within three
         (3) days of receiving notification thereof from the Company, pay to the Company all cleared Proceeds then and thereafter received by it (including any interest earned thereon) after deducting therefrom the fees and costs of the Escrow Agent as set forth in Paragraph 15 hereof.

7. Return of Proceeds to Subscribers: If instructed in writing to do so by the Company the Escrow Agent agrees to return to any Subscriber, whether his Subscription Agreement has been accepted by the Company or not, Proceeds deposited pursuant to this Agreement by the Subscriber. Written instruction by the Company to return funds to a Subscriber must be received by the Escrow Agent prior to the Escrow Agent's disbursement of Proceeds pursuant to Paragraph 6 of this Agreement. The Escrow Agent, in returning funds to the Subscribers hereunder, may rely on the names and addresses furnished to the Escrow Agent by the Company without the requirement of independent verification. All returns and deliveries to a Subscriber under this Agreement shall be mailed, by regular mail, to the residential or business address of such Subscriber appearing on his Subscription Agreement. Any payment to a Subscriber will be made by check.

8. Investment of Proceeds by Escrow Agent. The Escrow Agent shall, at the direction of the President of the Company, invest the Proceeds in one or more funds or a master repurchase agreement comprised solely of investments in United States government, United States government backed securities and repurchase agreements collateralized by United States government backed securities. Interest and other monies earned on said investments shall accrue to the benefit of the Company; provided, however, if the Required Offering is not obtained, interest and other monies earned on said investments shall be paid to Subscribers, with the Company remaining obligated to pay the fees of the Escrow Agent. The Escrow Agent shall advise the Company as to the form of investments into which the Proceeds have been placed, and furnish to the Company periodic and final reports of said investments. The Escrow Agent shall have no liability or obligation whatsoever for the status of said investments or the failure of said investments.

9. Duties of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreements against the Escrow Agent.

10. Reliance of Escrow Agent on Documents. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

11. Indemnification of Escrow Agent. Unless the Escrow Agent discharges any of its duties hereunder in a grossly negligent manner or is guilty of willful misconduct with regard to its duties hereunder, the Company hereby agrees to indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim.

12. Discretion of Escrow Agent to File an Interpleader Action in the Event of Dispute. If the parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, but shall not be required to, file an action of interpleader to resolve the disagreement and may hold all Proceeds until directed by a court of competent jurisdiction as to the manner or distribution or until all parties in dispute mutually agree to the distribution. The Escrow Agent shall be indemnified as set forth in Paragraph 11 for all cost, including reasonable attorneys' fees incurred by it, in connection with the aforesaid interpleader action, and shall be fully protected in suspending all or part of its activities under this agreement until a final judgment or other appropriate order in the interpleader action is entered.

13. Consultation with Counsel. The Escrow Agent may consult with independent counsel of its own choice and shall have full and complete authorization and protection in accordance with the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its gross negligence of willful misconduct.

14.      Resignation of Escrow Agent. The Escrow Agent may resign upon thirty
         (30) days written notice to the Company. If a successor Escrow Agent is not appointed by the Company within this thirty (30) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor or, at its option, the Escrow Agent may do nothing until such time as the Company has furnished the name of a successor Escrow Agent or otherwise directed the Escrow Agent as to the disposition of Proceeds provided, however, if the Charter has not been received the Escrow Agent shall not pay to the Company any of the Proceeds.

15. Compensation and Expenses. The Escrow Agent shall be entitled to compensation from the Company for its services hereunder in an amount of $1,500.00. In the event Escrow Agent must return the escrow funds to a subscriber, the Company agrees to compensate Escrow Agent by paying said Agent an additional $10.00 per subscriber.

16. Notices. All notices permitted or required to be given to any party under this Agreement shall be in writing and shall be deemed to have been given upon receipt by the party being notified. Either party may change the address at which said notice is to be given by giving notice of such to all other parties to Agreement in the manner set forth herein.

17. Successors and Assigns. The rights created by the Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the Escrow Agent.

18. Laws of the State of Florida to Apply. This Agreement shall be construed in accordance with, and governed by the laws of, the State of Florida.

19. Termination. This Escrow Agreement shall terminate and the Escrow Agent shall be discharged of all responsibility hereunder at such time as the Escrow Agent shall have completed its duties under Paragraphs 4, 5 or 6, as the case may be.

20. Subscribers of the Capital Stock. A Subscriber for the Capital Stock shall, upon execution of a Subscription Agreement and deposit with the Escrow Agent of the Proceeds, automatically become a party to this Agreement.

21. Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                    HEARTLAND BANCSHARES, INC.


                                    By: /s/ James C. Clinard
                                        ------------------------------------
                                        President

(CORPORATE SEAL)                    SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL
                                    ASSOCIATION



Attest: /s/ Lawrence B. Wells       By: /s/ Deborah Mareyra
        ---------------------           ------------------------------------
                                        First Vice President

                                  ADDENDUM "A"

The "Required Offering Deadline" by which the Company must sell at least 600,000 shares of Capital Stock shall be the later of (i) December 1, 1999; or
(ii) the date which is one year from the date on which the Company's Registration Statement on Form SB-2 is declared effective by the Securities and Exchange Commission.


                                                                          149332
                                      A-6

                      AMENDMENT NO. 1 TO ESCROW AGREEMENT

         This Agreement (the "Agreement"), dated as of the 28th day of December, 1998, is made and entered into by and between Heartland Bancshares, Inc., a Florida corporation (the "Company") and SunTrust Bank, Central Florida, National Association, located at 225 East Robinson Street, Suite 250, Orlando, Florida 32801 (the "Escrow Agent").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Escrow Agent entered into that certain Escrow Agreement dated November 6, 1998 (the "Escrow Agreement");

         WHEREAS, the Company has determined to increase the minimum number of shares of its capital stock to be sold in its initial public offering from 600,000 to 620,000 shares (the "Required Offering"); and

         WHEREAS, the Company and the Escrow Agent desire to amend the Escrow Agreement;

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

         1. Section 4 of the Escrow Agreement shall be amended such that all references to "$6,000,000" shall mean $6,200,000.

         2. The first sentence of Section 8 of the Escrow Agreement shall be deleted in its entirety and the following substituted in lieu thereof:

         "The Escrow Agent shall, at the direction of the President of the Company, invest the Proceeds in one or more funds comprised solely of investments in United States government and United States government-backed securities."

         3. Addendum "A" to the Escrow Agreement shall be amended such that the reference to "600,000 shares" shall mean 620,000 shares.

         4. Except as otherwise specifically set forth herein, all of the other terms and conditions of the Escrow Agreement shall remain in full force and effect as originally written without amendment or modification.


                                                                          153383
                                      A-7

         IN WITNESS WHEREOF, the Company and the Escrow Agent have executed and delivered this Agreement as of the date first above written.

                                      "Company"

                                      HEARTLAND BANCSHARES, INC.

                                      By:  /s/ James C. Clinard
                                          ----------------------
                                           James C. Clinard
                                           President
(CORPORATE SEAL)


Attest:  /s/ Lawrence B. Wells
         ---------------------
         Lawrence B. Wells

                                      SUNTRUST BANK, CENTRAL
                                      FLORIDA, NATIONAL ASSOCIATION


                                      /s/ Paul L. Wingo
                                      -----------------------------
                                      Paul L. Wingo
                                      Assistant Vice President


                                                                          153383
                                      A-8

                                  APPENDIX "B"

                           HEARTLAND BANCSHARES, INC.
                             SUBSCRIPTION AGREEMENT


To:     Heartland Bancshares, Inc.
        325 Central Avenue
        Lake Placid, Florida 33852

Gentlemen:

        You have informed me that Heartland Bancshares, Inc. (the "Company"), is offering up to 650,000 shares of its $.10 par value Common Stock (the "Common Stock") at a price of $10.00 per share as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus"). In addition, you have informed me that the minimum subscription is 500 shares.


                1.                  SUBSCRIPTION. Subject to the terms and
                           conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "SunTrust Bank, Central Florida, N.A., Escrow Agent for Heartland Bancshares, Inc." or any other consideration satisfactory to the Company (the "Funds"), representing the payment of $10.00 per share for the number of shares of the Common Stock indicated below.

                2.                  ACCEPTANCE OF SUBSCRIPTION. It is understood
                           and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company shall reject this subscription, if at all, in writing within ten business days after receipt of this subscription. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

                3.                ACKNOWLEDGMENTS.  The undersigned hereby
                           acknowledges that he/she has received a copy of the Prospectus and agrees to be bound by the terms of this Agreement and the Escrow Agreement.

                4.                REVOCATION.  The undersigned agrees that once
                           this Subscription Agreement is accepted by the Company, it may not be withdrawn by him/her. Therefore, until the earlier of the expiration of five business days after receipt by the Company of this Subscription Agreement or acceptance of this Subscription Agreement by the Company, the undersigned may withdraw this subscription and receive a full refund of the subscription price. The undersigned agrees that, except as provided in this
                           Section 4, he/she shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death or disability of the undersigned.

By executing this Subscription Agreement, the subscriber is not waiving any rights he/she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

        Please fill in the information requested below, make your check payable to "SunTrust Bank, Central Florida, N.A., Escrow Agent for Heartland Bancshares, Inc." and mail Subscription Agreement, Stock Certificate Registration Instructions and check to the attention of James C. Clinard, President, Heartland Bancshares, Inc., 320 U.S. Highway 27 North, Sebring, Florida 33870.

-------------------------------                           --------------------------------------
No. of Shares Subscribed                                  (Signature of Subscriber)

$
 -----------------------------

--------------------------------------
Funds Tendered ($10.00                                    Name (Please Print or Type)
per share subscribed)

                                                          Date:
                                                                ----------------------------------

                                                          Phone Number:

                                                                                            (Home)
                                                          ----------------------------------


                                                                                          (Office)
                                                          --------------------------------


                                                          Residence Address:

                                                          ---------------------------------------

                                                          ---------------------------------------

                                                          ---------------------------------------
                                                          City, State and Zip Code


                                                          ---------------------------------------
                                                          Social Security Number or other
                                                          Taxpayer Identification Number

                  STOCK CERTIFICATE REGISTRATION INSTRUCTIONS



Name


Additional Name if Tenant in Common or Joint Tenant


Mailing Address:



Social Security Number or  other Taxpayer Identification Number

Number of Shares to be registered in above name(s): _____________

Legal form of ownership:

___ Individual                     ___ Joint Tenants with Rights of Survivorship
___ Tenants in Common              ___ Uniform Gift to Minors
___ Other _____________________

                      INFORMATION AS TO BANKING INTERESTS

1. As a prospective shareholder I would be interested in the following services checked below:


                                                                            PERSONAL                 BUSINESS
        (a)     Checking Account                                               ___                      ___
        (b)     Savings Account                                                ___                      ___
        (c)     Certificates of Deposit                                        ___                      ___
        (d)     Individual Retirement Accounts                                 ___                      ___
        (e)     Checking Account Overdraft Protection                          ___                      ___
        (f)     Consumer Loans (Auto, etc.)                                    ___                      ___
        (g)     Commercial Loans                                               ___                      ___
        (h)     Equity Line of Credit                                          ___                      ___
        (i)     Mortgage Loans                                                 ___                      ___
        (j)     Revolving Personal Credit Line                                 ___                      ___
        (k)     Safe Deposit Box                                               ___                      ___
        (l)     Automatic Teller Machines (ATM's)                              ___                      ___

2. I would like our new bank to provide the following additional services:

        (a)
        (b)

                               FORM OF ACCEPTANCE




                                                      Heartland Bancshares, Inc.
                                                      325 Central Avenue
                                                      Lake Placid, Florida 33852

To:




Dear Subscriber:

         Heartland Bancshares, Inc. (the "Company") acknowledges receipt of your subscription for _____ shares of its $.10 par value common stock and your check for $__________.

         The Company hereby accepts your subscription for the purchase of _____ shares of its common stock, at $10.00 per share, for an aggregate of $__________, effective as of the date of this letter.

         Your stock certificate(s) representing shares of common stock duly authorized and fully paid will be issued to you as soon as practicable after all Subscription Funds are released to the Company from the Subscription Escrow Account, all as described in the Subscription Agreement executed by you and in the prospectus furnished to you. In the event that (i) the offering is canceled, or (ii) the minimum number of subscriptions (620,000 shares) is not obtained, or (iii) the Company shall not have received approval from the Federal Reserve Board to become a bank holding company, or (iv) Heartland National Bank shall not have received charter approval from the Office of the Comptroller of the Currency and approval for deposit insurance from the Federal Deposit Insurance Corporation, your Subscription Funds will be returned to you, adjusted for net profits from the investment of such funds, if any, as described in the prospectus.

         If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of common stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten days of the date hereof.


                               Very Truly Yours,

                               HEARTLAND BANCSHARES, INC.



                               By:
                                   -------------------------------------
                                   James C. Clinard
                                   President and Chief Executive Officer

================================================================================

THE ONLY INFORMATION AUTHORIZED BY HEARTLAND BANCSHARES REGARDING THIS OFFERING IS CONTAINED IN THIS PROSPECTUS. ANY OTHER STATEMENTS OR REPRESENTATIONS MADE TO YOU BY A DEALER, SALESMAN, ORGANIZER OF HEARTLAND BANCSHARES, OR ANY OTHER INDIVIDUAL MUST NOT BE RELIED UPON AS BEING AUTHORIZED BY HEARTLAND BANCSHARES. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF FEBRUARY 5, 1999.

THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY SECURITIES OF HEARTLAND BANCSHARES IN ANY JURISDICTION WHERE THE OFFER OR SALES IS NOT PERMITTED.

                          ---------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.............................................................1
Risk Factors...................................................................4
Heartland Bancshares, Inc......................................................8
Terms of the Offering..........................................................9
Use of Proceeds...............................................................14
Pro Forma Capitalization......................................................16
Dividend Policy...............................................................17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...................................................................17
Business of Heartland Bancshares..............................................18
Business of Heartland Bank....................................................19
Supervision and Regulation....................................................26
Organizers and Principal Shareholders.........................................30
Management....................................................................31
Security Ownership of Certain Beneficial Owners and Management................35
Certain Transactions..........................................................35
Description of Capital Stock..................................................36
Legal Proceedings.............................................................39
Legal Matters.................................................................39
Experts.......................................................................39
Additional Information........................................................39
Index to Financial Statements................................................F-1
Appendix A - Escrow Agreement
Appendix B - Subscription Materials
                          ---------------------------

UNTIL JUNE 5, 1999(90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

                                 650,000 SHARES




                                   HEARTLAND

                                BANCSHARES, INC.



                           A Bank Holding Company for



                            HEARTLAND NATIONAL BANK

                            A Proposed National Bank



                                  COMMON STOCK




                          ---------------------------

                                   PROSPECTUS

                          ---------------------------







                                February 5, 1999



================================================================================